Share Sale Agreement

No More Knots Holdings Pty Ltd ACN 656 670 736 (the **Buyer**)

Jentrevorkel Pty Ltd ACN 141 848 311 as trustee for The KJTT Investment Trust (the **Seller**)

Kelly Renae Townsend (the **Guarantor**)

Share Sale Agreement

Details

Date 18 March 2022

Parties

No More Knots Holdings Pty Ltd ACN 656 670 736	Address: 62 Astor Terrace, Spring Hill QLD 4000 Email: ali@premalife.com.au	**Buyer**

Jentrevorkel Pty Ltd ACN 141 848 311 as trustee for the KJTT Investment Trust ABN 64 470 474 664	Address: Level 18, 344 Queen Street, Brisbane QLD 4000 Email: kelly.townsend@nomoreknots.com.au	**Seller**

Kelly Renae Townsend	Address: 237 Hulcombe Road, Highvalue QLD 4520 Email: kelly.townsend@nomoreknots.com.au	**Guarantor**

Background

A. The Seller legally owns the Shares.

B. The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms and conditions set out in this Agreement.

C. In consideration of the Buyer agreeing to enter into this Agreement at the request of the Guarantor, the Guarantor has agreed to guarantee the obligations of the Seller under this Agreement.

Agreed terms

1. Defined terms & interpretation

1.1 Defined terms

In this document:

Accounting Standards means the Australian Accounting Standards.

Accounts means the pro forma balance sheets or consolidated balance sheets of the Business as at the Accounts Date and the pro forma profit and loss statements or consolidated profit and loss statements of the Business for the financial year ending on the Accounts Date.

Accounts Date means 15 March 2022.

Adjusted EBITDA means the EBITDA on the consolidated basis of the Companies for the year ending 30 June 2022 and is to be determined with the Accounting Standards. The EBITDA is to be calculated based on pre and post completion earnings and is to be notionally adjusted to remove the impacts of the following items:

(a) Private expenditure incurred by the Seller prior to Completion;

(b) Extra-ordinary items;

(c) Small capital purchases (expensed 100% via the profit and loss); and

(d) Expenditure relating to new growth projects where the expenditure exceeds associated revenues.

Assessment means any letter, request, advice, notice, demand, notice of assessment, amended assessment or determination, deemed assessment, other communication, instrument or document lodged under self-assessment or issued, served or made by or on behalf of a Revenue Authority, whether before or after the date of this document, as a result of which a Company is liable to make a payment for Tax or is not entitled to any credit, rebate, refund, relief, allowance, deduction, or tax loss.

Assets means the assets held by the Companies including:

(a) the Minimum Cash Balance;

(b) the Goodwill;

(c) the Plant and Equipment;

(d) the Book Debts;

(e) the Stock;

(f) the Business Contracts;

(g) the Property Leases;

(h) the NMK IP;

(i) the NMK Records; and

(j) all other property, rights and assets of the Seller and the Service Entity used exclusively in the Business,

but does not include the Excluded Assets.

Associate means in relation to a party to this document:

(a) a related body corporate of the party or a company in which the party beneficially owns not less than 50% of the securities;

(b) a trust (whether a unit trust, investment trust or other form of trust) of which the party is a beneficiary and from which the party has received 50% or more of the distributions made from that trust in the last two years before the date of this document;

(c) a limited partnership whose general partner is a related body corporate of the party;

(d) a general partnership all of whose general partners are related bodies corporate of the party;

(e) a trust (whether a unit trust, investment trust or other form of trust) of which a related body corporate of the party is the responsible entity, trustee, manager or investment adviser of the trust;

(f) where the party is a limited partnership, general partnership or a trust, any custodian of all or any of the assets of that limited partnership, general partnership or trust; or

(g) where the party is an individual, the spouse, former spouse, mother, father, brother, sister or child over the age of 18 of the shareholder,

but does not include a Company.

Business means the businesses conducted by the Companies of providing massage, myotherapy, and related goods and services to clients in Brisbane from the Properties.

Business Contract/s means the agreements, arrangements, understandings and orders entered into, made or accepted by or on behalf of the Companies and the Service Entity in the conduct of the Business that are not fully performed as at the Completion Date.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Queensland, Australia.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Business Names means the business names as used exclusively by the Seller and the Companies in the Business at Completion (including but not limited to 'No More Knots' and 'NMK') and all associated goodwill.

Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this document.

Companies mean:

(a) No More Knots Pty Ltd ACN 100 811 381;

(b) No More Knots (Taringa) Pty Ltd ACN 146 411 869; and

(c) No More Knots (Newmarket) Pty Ltd ACN 158 638 889.

Completion means completion of the sale and purchase of the Shares contemplated by this document as specified in clause 6.1.

Completion Accounts mean the accounts to be prepared in accordance with clause 7.

Completion Date means 10 Business Days after all of the Conditions Precedents have been satisfied or waived, or such other date as agreed between the parties.

Completion Payment means $2,450,000 (being 85% of $3,000,000 less the Deposit).

Conditions Precedent means the conditions contained in clause 2.1.

Conditions Precedent Date means 1 April 2022.

Confidential Information means:

(a) all information of, used by, related to or connected with the Business or the Companies, or their transactions, operations and affairs;

(b) all other information treated by the Seller or Company as confidential;

(c) all notes, data, reports and other records (whether or not in tangible form) based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

(d) all copies (whether or not in tangible form) of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

but excluding:

(e) information available to the public (other than through disclosure by either party or by a person to whom either party disclosed the Confidential Information); and

(f) information the parties can prove they lawfully possessed before obtaining it in connection with this agreement.

Consultancy Agreement means the agreement between Kelly Renae Townsend and the Buyer or a nominee of the Buyer a proforma of which is contained in Schedule 8 of this agreement.

Contractors means all the persons contracted by the Service Entity and seconded by the Companies to conduct the Business, including those persons listed in section 2 of Schedule 6.

Corporations Act means the *Corporations Act 2001* (Cth).

Deposit means $100,000 paid to the trust account of the Seller's solicitor on behalf of the Buyer.

Determination Date means the day 10 Business Days after the date on which the Completion Accounts become final and binding on the Seller and the Buyer under this document.

Domain Names means the domain names used exclusively by the Asset Seller and the Company in the Business at Completion (including but not limited to www.nomoreknots.com.au) and all associated goodwill.

Earnout Payment 1 means $150,000, less any amounts due by any of the Seller or Guarantor under this Agreement that remain outstanding as of the Earnout Payment 1 Date.

Earnout Payment 2 means $150,000, less any amounts due by any of the Seller or Guarantor under this Agreement that remain outstanding as of the Earnout Payment 2 Date.

Earnout Payment 3 means $150,000, less any amounts due by any of the Seller or Guarantor under this Agreement that remain outstanding as of the Earnout Payment 3 Date.

Earnout Payment 1 Date means five Business Days after the date the audited financial accounts for the Business for the period 1 July 2021 to 30 June 2022 (the **Test Period**) have been completed.

Earnout Payment 2 Date means 31 December 2022.

Earnout Payment 3 Date means 31 December 2022.

Employee/s means all the persons employed by the Seller or the Service Entity in the conduct of the Business at the Completion Date, including those persons listed in section 1 of Schedule 4.

Encumbrance includes mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest.

Excluded Assets means the following assets of the Seller:

(a) cash in hand, on deposit or at bank exceeding the Minimum Cash Balance; and

(b) security deposits.

Financial Statements means the audited financial statements (including income statement, balance sheet, statement of cash flows, directors' report, auditors' report and notes attached to or intended to be read with the financial statements) of the Companies for the financial year ended on the Accounts Date and as at the Accounts Date;

Goodwill means the goodwill of the Business.

Income Tax means tax levied on profits by a Revenue Authority in any jurisdiction in which the Business operates (excluding any deferred tax liability and deferred tax asset).

Independent Accountant means a chartered accountant or firm of chartered accountants appointed under clause 7.5.

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) including:

(a) business names;

(b) trade or service marks;

(c) brand names and logos;

(d) websites, domain names and social media accounts or profiles;

(e) any right to have information (including confidential information) kept confidential; and

patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights

Know How means the information or knowhow owned by, in the possession or control of the Asset Seller relating to the Business.

Liabilities includes all liabilities (whether actual, contingent or prospective), losses, damages, costs and expenses of whatever description.

Material Adverse Change means a material and adverse change or event in relation to the structure, business, financial or trading position of the Business or any member of the Companies or in relation to the condition, assets or liabilities, profitability or prospects of any member of the Companies;

Minimum Cash Balance means the amount of $20,000.00.

Net Debt Amount means the amount of any debt facilities maintained by the Companies less the Minimum Cash Balance.

NMK IP means all Intellectual Property Rights owned by, used by or licensed to the Service Entity and used in the conduct of the Business, including:

(a) the Business Names;

(b) the Trade Marks;

(c) the Domain Names;

(d) any right to have information (including confidential information) kept confidential; and

(e) the Know How.

NMK Records means those Records created, used or maintained by the Service Entity exclusively in relation to the conduct of the Business.

Plant and Equipment means all plant, equipment, machinery, spare parts, furniture, fixtures, fittings, office machines, computer equipment and other assets, fittings or chattels owned by the Seller and used in the conduct of the Business, including those items listed in section 1 of Schedule 6.

Properties means the properties used by the Business, at the date of this document, as set out in Schedule 2.

Property Leases means the property leases set out in Schedule 2.

Property Lease Guarantee means the bank guarantees, bond amounts, security deposits or any other security amounts paid by the Companies, an Associate and/or Kelly Renae Townsend, as specified in each of the Property Leases, to secure the performance of any obligations under the Property Leases.

Property Transaction Agreements means the contract for the sale of:

(a) 85 Juliette Street, Greenslopes QLD 4120 described as Lot 272 on RP37423 between Kelly Renae Townsend and Rayont Properties Pty Ltd ACN 611 166 413 As Trustee; and

(b) 44 Marquis Street, Greenslopes QLD 4120 described as Lot 280 on RP37423 between the Service Entity and Rayont Properties Pty Ltd ACN 611 166 413 As Trustee.

Property Valuations means the valuation advisory reports prepared by Jones Lang LaSalle for Kelly Renae Townsend, for the property's as specified in clause 5 and attached in Schedule 8.

Purchase Price means an amount determined in accordance with clause 4.1.

Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium including (without limitation) certificates of registration, minute books and statutory books and registers.

Revenue Authority means any person or agency authorised by law to impose, collect or otherwise administer any Tax.

Service Entity means Gnome Orwerk Pty Ltd ACN 100 811 327.

Shares means:

(a) 100 ordinary shares in No More Knots Pty Ltd ACN 100 811 381;

(b) 100 ordinary shares in No More Knots (Taringa) Pty Ltd ACN 146 411 869; and

(c) 100 ordinary shares in No More Knots (Newmarket) Pty Ltd ACN 158 838 889.

Stock means all stocks, inventory, consumables, and other stock in trade owned relating to the Business at the Completion Date including goods in transit and stock ordered by and paid for by the Seller before Completion but not received by Completion.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, PAYG withholding, undistributed profits tax, payroll tax, value added tax, sales tax, GST, group tax, land tax, import duty, excise, stamp duty, municipal and water rates, withholdings of any nature whatever imposed by a Revenue Authority together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition, but for the avoidance of doubt excludes any deferred tax liability or deferred tax asset.

Tax Claim means a Claim arising out of an alleged or actual breach of a Tax Warranty or under the indemnity in clause 13.

Tax Warranties means the Warranties set out in Warranty 11 in Schedule 3.

Title Warranties means the Warranties set out in Warranty 1, Warranty 2, Warranty 3 and Warranty 4 in Schedule 3.

Trade Marks means the registered and unregistered trade marks owned by the Seller or the Companies, including those listed in Schedule 5, and all associated goodwill.

Transferring Employees means Employees who accept an offer of employment referred to in clause 15.1 from the Buyer.

Warranties means each of the representations and warranties given under clause 12 and set out in Schedule 3.

Working Capital Amount means the amount of capital required for the ordinary operation of the business over a fortnightly cycle.

1.2 Interpretation

In this document, except where the context otherwise requires:

(a) the singular includes the plural and vice versa, and a gender includes other genders;

(b) another grammatical form of a defined word or expression has a corresponding meaning;

(c) a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this document, and a reference to this document includes any schedule or annexure;

(d) a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e) a reference to **A$**, **$A**, **dollar** or **$** is to Australian currency;

(f) a reference to time is to Brisbane, Australia time;

(g) a reference to a party is to a party to this document, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(h) a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j) a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(k) the meaning of general words is not limited by specific examples introduced by **including**, **for example** or similar expressions;

(l) any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are described in the same defined term) binds them jointly and severally;

(m) any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this document or any part of it;

(o) if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

(p) a reference to **except as disclosed** is to something fairly and accurately disclosed in this document or in the Disclosure Letter.

1.3 Headings

Headings are for ease of reference only and do not affect interpretation.

2. Conditions Precedent

2.1 Conditions

The sale of the Shares contemplated by this agreement and Completion is conditional on the following Conditions Precedent:

(a) The Seller procuring the Employees to each enter into a new employment agreement with the Buyer or a nominee of the Buyer on terms acceptable to the Buyer;

(b) The Seller procuring Contractors to each enter into a new contractor agreement with the Buyer or a nominee of the Buyer on terms acceptable to the Buyer;

(c) The Buyer receiving approval from the Rayont Inc board as to the terms and conditions of this agreement;

(d) Kelly Renae Townsend and the Buyer or a nominee of the Buyer entering into a Consultancy Agreement on terms agreed between the relevant parties;

(e) The Buyer entering into a binding agreement with a financier under which that financier agrees to provide on Completion the funds necessary for the Buyer to satisfy its obligations under this agreement and otherwise on and subject to such other terms and conditions as are acceptable to the Buyer (**Financial Accommodation**) and such agreement is not terminated by the financier at any time before Completion;

(f) All conditions precedent to draw down under the Financial Accommodation have been satisfied or waived (by the Buyer's financer);

(g) The Seller, at its expense, obtaining consent to the deemed assignment of the Property Leases by the relevant landlords, to the Buyer or a nominee of the Buyer on or before Completion Date, provided that:

(i) the relevant parties enter into a deed of consent assigning the Seller/the Service Entity's interests in the Property Leases to the Buyer or a nominee of the Buyer; and

(ii) in the event the consent has not been forthcoming by the Completion Date, then the Completion Date will be extended until 48 hours after consent has been given; and

(iii) all parties sign all documents and do all things to obtain the landlord's consent; and

(iv) the parties agree that the condition of consent includes the unconditional release of the Seller from the Property Lease Guarantees; and

(v) the Buyer provides a replacement of any Property Lease Guarantee paid or guaranteed by the Companies and/or Kelly Renae Townsend under the Property Leases;

(h) The Buyer reimburses the Seller for the total invoiced amount paid for the Property Valuations as set out in clause 5; and

(i) The Property Transaction Agreements becoming unconditional.

2.2 Waiver of Conditions

A Condition may only be waived in writing by a party entitled to the benefit of that Condition (as set out in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

2.3 Conduct of the parties

Each party must use all reasonable endeavours within its own capacity to ensure that each Condition is satisfied as soon as reasonably practicable after execution of this agreement and in any event before 5.00pm on the Conditions Precedent Date.

2.4 Failure of Condition (Buyer)

The Buyer may terminate this agreement by giving notice in writing to the Seller if:

(a) a Condition Precedent is or becomes incapable of being satisfied and has not been waived;

(b) each Condition Precedent is not satisfied, or waived by the Buyer, before 5.00pm on the Conditions Precedent Date; or

(c) a Condition Precedent, having been satisfied, does not remain satisfied in all respects at all times before Completion.

2.5 Failure of Condition (Seller)

The Seller may terminate this agreement by giving notice in writing to the Buyer if:

(a) a Condition Precedent is or becomes incapable of being satisfied and has not been waived;

(b) each Condition Precedent is not satisfied, or waived by the Seller, before 5.00pm on the Conditions Date; or

(c) a Condition Precedent, having been satisfied, does not remain satisfied in all respects at all times before Completion.

2.6 Effect of termination

On termination of this agreement under clause 2.4:

(a) Clauses 17, 20 and 21 continue to apply;

(b) the Seller will instruct the Seller's solicitor to pay the Deposit to the Buyer immediately on termination of this agreement;

(c) accrued rights and remedies of a party are not affected; and

(d) subject to clauses 2.6(a) and (b), the parties are released from further performing their obligations under this agreement.

3. Sale and purchase

3.1 Agreement to sell and purchase Shares

On Completion, the Seller as legal and beneficial owner of the Shares agree to sell the Shares to the Buyer, and the Buyer agrees to buy the Shares from the Seller:

(a) free from Encumbrances;

(b) with all rights, including dividend and voting rights, attached or accrued to them on or after the date of this document; and

(c) subject to this document.

3.2 Waiver of pre-emptive rights

The Seller and its Associates waive in favour of the Buyer any rights of pre-emption which the Seller or its Associates have or may have in respect of the sale of any of the Shares.

4. Purchase Price

4.1 Amount and payment

(a) The purchase price for the sale of the Shares is:

(i) the Completion Payment payable on Completion;

(ii) the Earnout Payment 1, payable on the Earnout Payment 1 Date if the Adjusted EBITDA for the Business during the Test Period is $700,000 or more;

(iii) the Earnout Payment 2 is payable on the Earnout Payment 2 Date if:

(A) Kelly Renae Townsend remains engaged in the Business, and assists the Buyer with a new Business location, in accordance with the Consultancy Agreement, for the period from Completion until the Earnout Payment 2 Date (or earlier if agreed by the parties); or

(B) the Buyer elects not to proceed with the launch of a new Business location.

(iv) the Earnout Payment 3 is payable on the Earnout Payment 3 Date, if Kelly Renae Townsend remains engaged in the Business, in accordance with the Consultancy Agreement, for the period from Completion until the Earnout Payment 3 Date (or earlier if agreed by the parties).

subject to adjustment under clause 4.2.

4.2 Adjustment of the Purchase Price

(a) If the Working Capital Amount is more than the Minimum Cash Amount, then on the Determination Date the Buyer must pay an amount equal to the excess to the Seller.

(b) If the Working Capital Amount is less than Minimum Cash Amount, then on the Determination Date the Seller must pay an amount equal to the shortfall to the Buyer.

(c) If the Net Debt Amount is less than zero, then on the Determination Date the Buyer must pay an amount to the Seller equal to the amount less than zero (expressed as a positive figure).

(d) If the Net Debt Amount is more than zero, then on the Determination Date the Seller must pay to the Buyer an amount equal to the amount more than zero.

(e) If Income Tax is payable by any of the Companies in relation to the period on or before the Completion Date, then on the Determination Date the Seller must pay an amount equal to the Income Tax to the Buyer.

(f) If any Income Tax is refundable to any of the Companies or they are otherwise entitled to a credit or adjustment in relation to the period on before the Completion Date, then on the Determination Date the Buyer must pay an amount equal to the Income Tax refundable, the entitlement to a credit or adjustment to the Seller.

(g) On the Determination Date, the Seller must pay an amount equal to

(i) 70% of 100% of the accrued annual leave;

(ii) 70% of 100% of the accrued time in lieu (relating to the flexi-days not taken);

(iii) 70% of 100% of the accrued long service leave for Transferring Employees with at least 5 years continuous service;

(iv) 30% of 70% of the accrued personal leave (sick/carer's leave); and

of the Transferring Employees as at Completion (the **Employee Entitlement Amount**).

(h) The Seller must provide an updated list of Employee Entitlement Amount at least Two (2) Business Days prior to Completion.

4.3 Indebtedness

Prior to Completion the Seller will procure that:

(a) the Seller and each of its Associates have each discharged in full any indebtedness of such person or entity to the Companies (whether or not then due for payment); and

(b) the Companies have each discharged in full any indebtedness of such person to any of the Seller and each of its Associates (whether or not then due for payment),

with effect from the Completion Date.

4.4 Cleared funds

All payments under this clause 4 must be paid by bank cheque, or electronic funds transfer to an account or accounts nominated by the Seller or otherwise in cleared funds.

4.5 Apportionment of Purchase Price

The parties acknowledge and agree the Purchase Price will be apportioned by each parties own accountant for each parties' own purposes.

5. Property Valuation costs

The Buyer will reimburse the Seller for the total invoiced amount paid, as set out in the table below for the Property Valuations conducted on each of the following property's:

Property	Invoiced amount, $ incl GST
85 Juliette Street, Greenslopes QLD 4120	$1,650
Greenslopes	$2,145
285 Enoggera Road, Newmarket QLD 4051	$3,080
	$6,875

6. Completion

6.1 Time and place

Completion will take place at 2.00pm on the Completion Date at the offices of Steindls Lawyers or another time and place agreed by the parties.

6.2 Obligations of the Seller

At or before Completion, the Seller must:

(a) deliver to the Buyer duly executed and completed transfers in favour of the Buyer of the Shares, together with the relevant share certificates (if any);

(b) produce to the Buyer any power of attorney or other authority under which the transfers of the Shares are executed;

(c) deliver to the Buyer duly executed releases, in a form reasonably acceptable to the Buyer, from any Encumbrance(s) over the Shares or the assets of the Companies;

(d) evidence that the Companies have been released from any obligations, guarantees or securities given by the Companies;

(e) provide evidence that the assets of the Companies are free from Encumbrances;

(f) cause the board of directors of each Company to resolve that the transfers of the Shares be approved and registered;

(g) cause the persons notified in writing by the Buyer before Completion to be appointed as directors and secretary (as applicable) of the Companies with effect from Completion;

(h) cause the resignation of the persons listed in the second and third columns of the table in Schedule 1 as directors and secretary (as applicable) of each Company with effect from Completion and procure those persons to provide the relevant Company with an acknowledgment that he or she has no claim against the Company for breach of contract, loss of office, redundancy, compensation, payment or repayment of loans or otherwise;

(i) cause the revocation, with effect from Completion, of all authorities relating to bank accounts of each Company;

(j) deliver to the Buyer all Records relating to the Companies (other than those which the Seller are entitled to retain under clause 6.5);

(k) deliver to the Buyer all keys and codes required to gain access to the Properties used by the Companies, all computer systems and all other assets sold under this document, by making them available at those Properties;

(l) deliver to the Buyer the common seal (if any) and corporate registers of each Company;

(m) deliver fully executed copies of the Property Leases;

(n) deliver fully executed copies of the new employment agreements;

(o) deliver fully executed copies of the new contractor agreements;

(p) deliver a fully executed copy of the Consultancy Agreement; and

(q) do all other things necessary or desirable to transfer the Shares to enable the Buyer to exercise any rights or receive any benefits in connection with the Shares.

(r) all of the Assets, title to which passes by delivery at the places where they are located;

(s) deliver duly executed transfers or assignments of any other Assets which the Seller is able to obtain before Completion;

(t) deliver all documents of title held relating to the Assets, by leaving them at the Properties where they are located;

(u) the NMK Records by delivery at the places where they are located;

(v) confirmation that no Encumbrances are registered over the Assets;

(w) deliver duly executed forms or consents reasonably required by the Buyer to enable the utility services provided to the Business at the Properties (including gas, water, electricity, sewerage and telephone, facsimile and other communication services (with the benefit of the same numbers)) to be transferred to the Buyer with effect from the Completion Date;

(x) deliver all other documents of title to the Assets, together with executed transfers and assignments necessary to vest legal title to the Assets in the Business;

(y) deliver original copies of the Business Contracts; and

(z) deliver any other document or thing reasonably necessary to give full effect to this document as it relates to the Assets.

6.3 Obligations of the Buyer

The Buyer must at Completion:

(a) pay the Completion Payment; and

(b) deliver to the Seller:

(i) duly executed counterparts of any document to be delivered by the Seller at Completion to which the Buyer or any related body corporate of the Buyer is a party;

(ii) written consents to act by persons nominated by the Buyer as directors, secretaries and other relevant officers of each Company;

(iii) and if necessary, execute the securities, specified in schedule 9 which are required as security for the part of the Purchase Price which is paid after Completion in accordance with clause 4.1(a)(ii), 4.1(a)(iii) and 4.1(a)(iv).

(iv) to the extent that the parties have been able to obtain such for the Business Contracts by Completion, a deed of assignment or deed of novation duly executed by all parties other than the Seller.

6.4 Simultaneous actions at Completion

In respect of Completion:

(a) the obligations of the parties under this document are interdependent so that no delivery or payment is taken to have been made until all deliveries and payments have been made; and

(b) all actions required to be performed will be taken to have occurred simultaneously on the Completion Date.

6.5 Records

The Seller may retain after Completion copies of any Records necessary for the Seller to comply with any applicable law (including, without limitation, any applicable Tax law) and to prepare Tax or other returns required of them by law.

6.6 Property Transactions

(a) This agreement is interdependent with the Property Transaction Agreements and neither the Seller nor the Buyer is obliged to complete under this agreement unless each of the Property Transaction Agreements are able to complete on the Completion Date.

(b) If the Buyer is entitled to terminate the Property Transaction Agreement prior to Completion, then the Buyer will also be entitled to immediately terminate this agreement for convenience and the Seller will procure the refund of the Deposit to the Buyer within five Business Days of the date of termination.

(c) If this agreement is terminated under pursuant to this clause, the parties must comply with clause 2.6 of this agreement.

7. Completion Accounts

7.1 Completion Accounts

The Buyer must as soon as practicable, and in any event no later than 40 Business Days after Completion, produce a consolidated list of assets and liabilities of the Business as at the close of business on the Business Day prior to the Completion Date and a determination of the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and whether any Income Tax is payable or refundable by any of the Companies in relation to the period on or before the Completion Date.

7.2 Basis of preparation

The Completion Accounts must be prepared, and the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and the Income Tax payable/refundable must be calculated, in accordance with the principles used to prepare and complete the Accounts.

7.3 Access to information

The Seller must ensure that all information and assistance requested by the Buyer is given to them to enable preparation the Completion Accounts and must permit representatives of the Buyer to have reasonable access to and to take extracts from or make copies of any records retained by the Seller to prepare the Completion Accounts.

7.4 Review of Completion Accounts

(a) If the Seller does not dispute the Completion Accounts or the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and the Income Tax payable/refundable within 10 Business Days after the date on which it is given a copy of them under clause 7.1 (**Final Objection Date**), they will be taken to be the final Completion Accounts and the Working Capital Amount, the Net Debt Amount, the Employee Entitlement Amount, and the Income Tax payable/refundable will be final and binding on the parties. If the Seller disputes the Completion Accounts before the Final Objection Date, they must give the Buyer a notice (**Dispute Notice**) before the Final Objection Date setting out:

(i) reasonable details of each matter in dispute; and

(ii) the reasons why each matter is disputed.

(b) Within 10 Business Days of receiving a Dispute Notice, the Buyer must give the Seller a response in writing on the disputed matters (**Response**).

(c) If the Seller and the Buyer have not resolved the dispute within 10 Business Days of the Buyer giving the Response, the dispute must promptly be submitted for determination to the Independent Accountant to determine the matter or matters in dispute in accordance with clause 7.5 and the final Completion Accounts and Working Capital Amount will be those provided under clause 7.1 as varied by the determination of the Independent Accountant.

7.5 Independent Accountant

(a) Any disputed matter referred to the Independent Accountant must be resolved in accordance with the procedures set out in this clause.

(b) The Independent Accountant must be agreed by the Buyer and the Seller. If the Buyer and the Seller cannot agree within 20 Business Days of delivery of the Response by the Buyer, then the Independent Accountant will be nominated, at the request of either the Buyer or the Seller, by the President of the Law Society of Queensland or his or her nominee on instruction that the selected accountant be a chartered accountant with at least 10 years' experience that is or has been a partner of a national firm.

(c) The disputed matters must be referred to the Independent Accountant by written submission which must include copies of relevant documentation relating to the dispute and reference to the relevant provisions of this agreement.

(d) The Independent Accountant must be instructed to finish its determination as soon as practicable and in any event no later than 20 Business Days after its appointment (or other period agreed by the Buyer and the Seller).

(e) Each of the Buyer and the Seller must promptly supply the Independent Accountant with any information, assistance and cooperation requested in writing by the Independent Accountant in connection with its determination.

(f) All correspondence between the Independent Accountant and a party must be copied to the other parties.

(g) The Independent Accountant shall act as an independent expert and not an arbitrator. The Independent Accountant's decision will be conclusive, final and binding on the parties (except in the case of manifest error or negligence).

(h) The costs of the Independent Accountant will be paid by the Buyer and Seller equally.

8. Obligations before Completion

8.1 Continuity of business

Until Completion, Seller must procure that the Companies do not, do anything other than carry on the Business in the ordinary course.

8.2 Restrictions on actions prior to Completion

(a) Until Completion the Seller must not and must procure that the Service Entity do not, unless the Buyer otherwise agrees (which agreement must not be unreasonably withheld or delayed):

(i) takes any action that the Buyer considers (acting reasonably) would have a material and adverse affect on the financial position or performance of the Business;

(ii) enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment relating to the Assets or the Business;

(iii) enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment with the Seller where that entry, variation, termination or provision of consent, release or waiver, results in a Material Adverse Change;

(iv) acquires, disposes of or agrees to acquire or dispose of an Asset (other than in the ordinary course of business);

(v) creates an Encumbrance over any of the Assets;

(vi) ceases operating any of its undertakings or makes any substantial change in the operations of any of its undertakings;

(vii) enters into or resolves to enter into any compromise, arrangement, scheme or other form of arrangement with a creditor, receiver, receiver and manager, administrator or other controller in relation to any of its assets or undertakings other than in the ordinary course of business;

(viii) hires a person or ends the employment of an Employee, or alters the terms of employment or benefits of an Employee;

(ix) engages a contractor or ends the engagement of a Contractor, or alters the terms of engagement of a Contractor;

(x) revalues any of the Assets; or

(xi) does or omits to do anything that would make any Warranty false or inaccurate in a material sense.

(b) Until Completion the Seller must, unless the Buyer otherwise agrees (which agreement must not be unreasonably withheld or delayed), ensure that no Company:

(i) takes any action that the Buyer considers (acting reasonably) would have a material and adverse affect on its financial position or performance;

(ii) enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment relating to its business;

(iii) enters into, varies or terminates, or gives any consent, approval, release or waiver under, a contract or commitment with any Company where that entry, variation, termination or provision of consent, release or waiver, results in a Material Adverse Change;

(iv) enters into, varies or repays a contract or commitment relating to borrowings or other financial accommodation where that entry, variation or repayment results in a The Seller Warranty;

(v) incurs capital expenditure (other than in the ordinary course of business);

(vi) incurs any liability or discharges or settles any liability (other than in the ordinary course of business);

(vii) acquires, disposes of or agrees to acquire or dispose of an Asset (other than in the ordinary course of business);

(viii) creates an Encumbrance over any of its Assets;

(ix) ceases operating any of its undertakings or makes any substantial change in the operations of any of its undertakings;

(x) enters into or resolves to enter into any compromise, arrangement, scheme or other form of arrangement with a creditor, receiver, receiver and manager, administrator or other controller in relation to any of its assets or undertakings other than in the ordinary course of business;

(xi) hires a person or ends the employment of an employee, or alters the terms of employment or benefits of an employee without the prior consent of the Buyer which cannot unreasonably be withheld;

(xii) engages a contractor or ends the engagement of a contractor, or alters the terms of engagement of a contractor without the prior consent of the Buyer which cannot unreasonably be withheld;

(xiii) allots or issues, or agrees to allot or issue, any shares or other securities (including any options or convertible securities) in its capital;

(xiv) redeems, buys back, reduces or cancels any shares or other securities in its capital;

(xv) varies or cancels any rights or restrictions attached to shares or other securities in its capital;

(xvi) alters (including by way of consolidation or division) its capital in any way;

(xvii) modifies or repeals its constitution;

(xviii) revalues any Assets; or

(xix) does or omits to do anything that would make any Warranty false or inaccurate in a material sense.

8.3 Dividends

Notwithstanding any other provision of this document, the parties acknowledge and agree that nothing will limit or prevent the Companies from declaring and paying a dividend at any time up to and including the Completion Date provided that the Seller must ensure that as at the Completion Date the Companies have sufficient cash to cover:

(a) any withholding tax payable by the Companies in connection with the declaration and payment of the dividends; and

(b) any undrawn cheques from the Companies that are outstanding as at the Completion Date.

9. Title and risk

9.1 Title

Title to the Shares passes to the Buyer at Completion.

9.2 Possession

Possession of the Assets and risk related to the Assets is given and taken at Completion.

10. Trading responsibilities

10.1 Profits and Losses

Subject to Completion occurring, all profits and losses relating to the conduct of the Business:

(a) in the period up to and including the Completion Date, belong to the Seller; and

(b) in the period from the Completion Date, belong to the Buyer.

10.2 Liabilities

Subject to Completion occurring, and subject to clauses 10.1, 11.3 and 11.6, all Liabilities relating to the conduct of the Business:

(a) in the period up to and including the Completion Date, are the responsibility of the Seller and the Seller will indemnify the Buyer from and against those Liabilities (irrespective of whether the Liability arises before or after the Completion Date); and

(b) on and from the Completion Date, are the responsibility of the Buyer and the Buyer indemnifies the Seller from and against those Liabilities.

10.3 Receivables

(a) The Seller will use their reasonable endeavours to procure the assignment of the bank accounts used exclusively for the Business from the Seller to the Buyer at Completion.

(b) If all or any of the bank accounts of the Business cannot be assigned by the Seller to the Buyer at Completion, the Seller must ensure a representative, nominated by the Buyer in writing to the Buyer, has exclusive authority to operate those bank accounts on behalf of the Buyer.

(c) The Buyer will indemnify the Seller for all fees and penalties payable in relation to the bank accounts from Completion.

11. Assignment or novation of Business Contracts

11.1 Assignment

(a) Subject to Completion, and on and with effect from the Completion Date, the Seller will procure from the Service Entity an assignment to the Buyer of all of the Service Entity's rights under, benefits of and interests in and the Buyer will assume the burden of the Business Contracts in accordance with this clause 11.

(b) This document does not constitute an assignment or an attempted assignment of any Business Contract if an assignment or attempted assignment requires the consent of the counterparty to the Business Contract and would constitute a breach of that Business Contract if an assignment were made without that consent.

11.2 Consent to transfer of Business Contracts

(a) If the consent of any third party is required for the transfer of a material Business Contract to the Buyer under clause 11.1, the Seller will, from the date of execution of this agreement until Completion, use their best efforts to obtain the consent of that party on terms reasonably acceptable to the Buyer.

(b) Pending the transfer of a material Business Contract to the Buyer under clause 11.1, the Seller must ensure that:

(i) hold the benefits of the Business Contract on trust for the Buyer and account to the Buyer promptly after receipt by it for the value of any benefit of the Business Contract that arises (or relates to the period) after the Completion Date;

(ii) enforce the Business Contract against any counterparty to it in the manner that the Buyer reasonably directs (and promptly following such direction) from time to time, at the expense of the Buyer; and

(iii) not agree to any termination, amendment or variation of or waiver of any of the Seller's or the Service Entity's rights under the Business Contract without the prior written approval of the Buyer.

11.3 Performance of Business Contracts

(a) The Seller must ensure that the Service Entity will perform and observe all obligations of the Seller and the Service Entity under the Business Contracts which are due to be performed (or relate to the period) on or before Completion.

(b) The Buyer must, to the extent it lawfully can, assume, perform and observe all obligations of the Seller and the Service Entity under the Business Contracts which are due to be performed (or relate to the period) after Completion.

(c) The Seller must procure that the Service Entity will, at the request and expense of and with the assistance of the Buyer, use its reasonable efforts to perform any obligation of it under the material Business Contracts which arises on or before Completion .

11.4 Use or occupation pending transfer

If the Property Leases have not been transferred to the Buyer by Completion under clause 2.1(g), the Seller must, to the extent they lawfully can, allow the Buyer to use or occupy the relevant Property, the subject of the Property Lease, as licensee from Completion until the transfer is completed.

11.5 Seller and Service Entity to cooperate generally

Pending the transfer of a Business Contract to the Buyer under clause 11.1 and to give effect to the allocation of responsibility for performance of and Liability for a Business Contract under clauses 11.3 and 11.6, the Seller must fully cooperate with the Buyer in any reasonable arrangements designed to provide for the Buyer the benefits of the Business Contract subject to the Buyer assuming the burden of the Business Contract, including the Seller duly performing the Business Contract by subcontracting the obligations involved to the Buyer on the same terms as those in the Business Contract or delegating management and performance of the Business Contract to the Buyer to the extent reasonably practicable to do so.

11.6 Buyer's indemnity

Subject to Completion occurring, the Buyer indemnifies the Seller from and against all Liabilities suffered, paid or incurred by the Seller from:

(a) any breach, non-performance or non-observance of any obligation of the Buyer under a Business Contract which is due to be performed (or relates to the period) after the Completion Date, except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Seller or the Service Entity (other than at the direction of the Buyer);

(b) any Claim made by a counterparty under a Business Contract arising from events, acts or omissions occurring after the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Seller or the Service Entity (other than at the direction of the Buyer); and

(c) any breach by the Buyer of clause 11.3.

11.7 Seller's indemnity

Subject to Completion occurring, the Seller indemnifies the Buyer from and against all Liabilities suffered, paid or incurred by the Buyer from:

(a) any breach, non-performance or non-observance of any obligation of the Service Entity under a Business Contract which is due to be performed (or relates to the period) up to and including the Completion Date, except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Buyer (other than at the direction of the Service Entity);

(b) any Claim made by a counterparty under a Business Contract arising from events, acts or omissions occurring up to and including the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Buyer (other than at the direction of the Asset Seller); and

(c) any breach by the Asset Seller of clause 11.3.

11.8 Transfer of Business Contract unavailable

If, despite their reasonable efforts the Seller and the Buyer are unable to (including because any third party consent required cannot be obtained) transfer a Business Contract under clause 11.1 within one month from Completion:

(a) the Buyer may, by written notice to the Seller, require the Seller to use their best efforts to procure that the Business Contract is terminated with, in so far as reasonably practicable; and

(b) the Buyer agrees that they will then not have any further claim or right against the Seller in relation to that Business Contract under this document.

There will be no adjustment to the Purchase Price as a result of any such termination, non assignment or non novation.

11.9 Change of control provisions in contracts

If any Business Contract, Property Leases or any statutory licences, consents, approvals or authorisations necessary for carrying on the Business requires the consent of a third party to the continuation of that contract, licence, consent, approval or authorisation as a result of the Buyer acquiring the Shares:

(a) the Seller must, between the date of this document and Completion, use their best efforts to obtain the consent of that party on terms reasonably acceptable to the Buyer; and

(b) the Seller must provide all assistance and information reasonably required by the Buyer to secure such consents.

12. Warranties by Seller

12.1 Warranties

The Seller warrants to the Buyer that the Warranties are true in all material aspects, at the date of this document and will remain true and accurate until Completion and on Completion.

12.2 Reliance of Buyer

The Seller acknowledges that the Buyer enters into this document in reliance on the Warranties.

12.3 Indemnity

The Seller indemnifies the Buyer against all Claims and Liabilities arising from or connected with a breach of any Warranty.

12.4 Application of the Warranties

Each of the Warranties:

(a) remains in full force and effect after Completion;

(b) is separate and independent and is not limited by reference to any other Warranty.

12.5 Qualifications

The Warranties are given subject to and qualified by, and the Buyer is not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that the fact, matter or circumstance:

(a) is fairly and accurately disclosed or recorded in this document; or

(b) the Claim relates to a thing done or not done after the date of this document at the request of or with the approval of the Buyer.

12.6 Financial limits on Claims

(a) The Seller has no liability for a Claim for a breach of any Warranty (including under clause 12.3) unless the amount of the Claim in respect of that breach exceeds $5,000 for individual Claims and $60,000 for aggregate Claims.

(b) The Seller and the Guarantor are jointly and severally liable in respect of any Claim made for breach of the Warranties.

12.7 Time limits on Claims

The Seller has no liability for breach of any Warranty unless:

(a) in the case of a Claim relating to any Warranty including under clause 12.3, the Buyer has given written notice of the Claim to the Seller on or before 24 months after the Completion Date, and the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Buyer against the Seller within 12 months of the Claim being notified by the Buyer; or

(b) in the case of a Claim relating to a Tax Warranty, the Buyer has given written notice of the Claim to the Seller on or before 48 months after the Completion Date, and the Claim has been settled or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Buyer against the Seller within 12 months of the Claim being notified by the Buyer.

12.8 Other limits on Claims

(a) The liability of the Seller in respect of any Claim for breach of any Warranty otherwise under this document is reduced or extinguished (as the case may be) to the extent that:

(i) the subject matter of any Claim is accurately provided for in the Completion Accounts; or

(ii) the Claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Buyer after Completion (except where any act is required to comply with law); or

(iii) the Claim is as a result of or in respect of, or where the Claim arises from, any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of this document; or

(iv) the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this document; or

(v) the Claim occurs as a result of a change after the date of this document in any law or interpretation of law.

12.9 Maximum aggregate liability for Claims

(a) The maximum aggregate liability of the Seller as a result of all Claims for all breaches of Warranties under this agreement is limited to an amount equal to 100% of the Purchase Price.

12.10 Exclusions

Clauses 12.6, 12.7 or 12.9 do not apply to any breach of the Tax Warranties or the Title Warranties.

12.11 Warranty payments

Any payment made in respect of a Claim for breach of a Warranty is deemed to be a reduction in the Purchase Price.

12.12 Deduction from payments

The Buyer will be entitled to set-off any amount owing by any of the Seller and Guarantor to the Buyer pursuant to this clause 12 or any other part of this agreement from any payment owing to the Seller and Guarantor whether under this agreement or otherwise.

12.13 Benefits or credits received by a Company or the Purchaser

If any payment in respect of a Claim under the Warranties is made to the Buyer by or on behalf of the Seller and after the payment is made to the Buyer or any Company receives or becomes unconditionally entitled to any benefit or credit in relation to the subject matter of the Claim (including payment under any insurance policy), then the Buyer:

(a) must immediately notify the Seller of the benefit or credit; and

(b) pay to the Seller an amount equal to the amount of the benefit or credit received by the Buyer or Company.

13. Tax indemnity

13.1 Indemnity

The Seller indemnifies the Buyer against all Claims and Liability arising from or connected with:

(a) an Assessment, as a result of which any Company or the Seller is liable to make a payment in respect of Income Tax or other Tax liabilities arising as a result of, or in respect of, or by reference to an event occurring, or deemed for any Tax purpose to occur, on or before Completion; or

(b) a breach of any Tax Warranty.

13.2 Payment of Tax Claims

Payments in respect of a Tax Claim must be made to the Buyer by whichever is the later of:

(a) 10 Business Days before the latest date on which that payment of Tax may lawfully be made without incurring any penalty, additional tax, interest or general interest charge for late payment (allowing for any deferrals granted by the Revenue Authority) (**Due Date**); and

(b) 15 Business Days after the Seller receives notice in writing from the Buyer providing relevant particulars of the Assessment (with copies of all supporting documentation).

13.3 Notification of potential Tax Claims

If the Buyer or a Company:

(a) receive a letter, request, demand, notice or communication (**communication**); or

(b) intend to lodge a self-assessed return that will have effect as a deemed assessment (**return**),

that may reasonably be related to or give rise to a Tax Claim, the Buyer must:

(c) within 20 Business Days after the receipt of the communication, inform the Seller and provide a copy of any document received relating to the communication;

(d) not later than 20 Business Days before a lodgement of the return, inform the Seller and provide a copy of the return or the relevant parts of the return, and must consult in good faith with the Seller concerning the reasons for the return;

(e) subject to any applicable statutory obligations, not engage in any discussions, negotiations or confer with any representative of the Revenue Authority concerning the communication without first complying with the requirements of clauses 13.3(f); and

(f) give the Seller reasonable access to the books and records within the possession of the Buyer and the Companies to enable the Seller to examine and consider the communication or return and to take copies of them at the expense of the Seller.

13.4 Conduct of Tax Claims

(a) If the Buyer becomes aware of a Tax Claim, the Buyer must give timely and written notice of it to the Seller.

(b) The Buyer must ensure that the Seller has, at the expense of the Seller, reasonable access to the personnel of the Buyer and the Companies (**Purchaser Group**) and to books and records within the custody, power, possession or control of the Purchaser Group to enable the Seller to examine and consider the Tax Claim.

13.5 No discussions with Revenue Authority

Subject to any applicable statutory obligations, the Buyer must not engage in any discussions or negotiations with or confer with, and must ensure that no Company engages in any discussions or negotiations with or confers with, any representatives of the Revenue Authority concerning the Tax Claim without first complying with the requirements of clause 13.3.

13.6 Refunds

The following procedure applies to refunds:

(a) If at any time after the Completion Date a Company receives a refund or credit in respect of any Tax levied on the Company in respect of a tax year or part of a tax year prior to Completion:

(i) the Buyer must promptly pay, or must ensure that the Company promptly pays, to the Share Seller an amount equal to the lesser of:

(A) the amount of the refund or credit (together with any interest paid by the Revenue Authority, less any Tax payable by the Company on that interest received and less any expenses incurred by the Company in relation to the refund or credit) to the extent that it has not been provided for in the Completion Accounts or in prior years' accounts of the Company or another Company; and

(B) the amount of any payment made under clause 4.2(f) which relates to the refund or credit, less any expenses incurred by the Buyer or the relevant Company in relation to the refund or credit; and

(ii) the payment by the Buyer under this provision is by way of, and has effect as, an increase in the Purchase Price.

13.7 Purchase Price adjustment

If any amount becomes due and payable by the Seller in respect of a Tax Claim, the amount must be treated as a decrease in the Purchase Price.

14. Representations by the Buyer

14.1 Representations

The Buyer represents and warrants to the Seller that each of the following statements is true and accurate at the date of this document and will be true and accurate on the Completion Date:

(a) it is validly existing under the laws of its place of incorporation or registration;

(b) it has the power to enter into and perform its obligations under this document and to carry out the transactions contemplated by this document;

(c) it has taken all necessary action to authorise its entry into and performance of this document and to carry out the transactions contemplated by this document; and

(d) its obligations under this document are valid and binding and enforceable against it in accordance with their terms.

15. Employees and Contractors

15.1 Offers of employment

(a) On or before the Completion Date, the Buyer must make offers to all of the Employees. The offers must be:

(i) in a form which offers to each Employee terms and conditions of employment that are substantially similar to, and no less favourable than, that Employee's current terms and conditions of employment, and which states that the Buyer will recognise the Employee's prior service with the Seller or Service Entity (as envisaged by clause 15.4) and will assume responsibility for all accrued and untaken or pro rata leave entitlements of the Employee (as envisaged by clause 15.5);

(ii) conditional on the Employee granting a waiver of any entitlement to redundancy compensation or notice from the Seller or Service Entity;

(iii) conditional on Completion occurring; and

(iv) expressed to take effect on Completion.

15.2 Release of employment of Transferring Employees

At Completion, the Seller or Service Entity must release from their employment (with effect from Completion) all Transferring Employees who have by Completion accepted an offer of employment made in accordance with clause 15.1.

15.3 Seller's payment obligations

On the Completion Date, the Seller or Service Entity must, in respect of each Transferring Employee, pay:

(a) to the Transferring Employee all amounts to which that Transferring Employee is or may become entitled by law or under any agreement or arrangement, on termination of employment in connection with wages, salary, commission, bonuses or allowances accruing or arising in respect of the period up to and including the Completion Date (other than in respect of annual leave (unless requested by the Transferring Employee) and long service leave); and

(b) all employer superannuation due to be made by the Seller or Service Entity in respect of the period of employment up to and including the Completion Date in respect of that Transferring Employee.

15.4 Prior Service

The Buyer agrees that, subject to any relevant statute or agreement, for the purpose of calculating any benefit arising under any statute, industrial instrument, award, agreement or contract of employment between the Buyer and a Transferring Employee, the period of service (including any period of service deemed by law or agreement) which a Transferring Employee has had with the Seller or the Service Entity immediately before and continuous with the commencement of employment with the Buyer is to be deemed service with the Buyer and the continuity of the period of service of the Transferring Employee is to be deemed not broken because the Transferring Employee ceases to be an employee of the Seller or Service Entity and becomes an employee of the Buyer.

15.5 Assumption of leave benefits

The Buyer will assume, recognise, and become solely responsible for all accrued and untaken or pro rata entitlements of each Transferring Employee for annual leave, bereavement leave, sick leave and long service leave as at the Completion Date.

15.6 Seller's indemnity

Subject to Completion occurring, the Seller indemnifies the Buyer against all Liabilities suffered, paid or incurred by the Buyer from:

(a) any Claim by any Transferring Employee for any wages, salary, commission, bonuses and other benefits or entitlements accruing to the Transferring Employee on or before the Completion Date (other than leave entitlements which the Buyer assumes under clause 15.5);

(b) any breach by the Seller or Service Entity of their statutory, contractual or other legal obligations to a Transferring Employee on or prior to the Completion Date; and

(c) any Claim arising by reason of, or in connection with, termination and/or redundancy payments to, or entitlements of any Transferring Employee arising from the release of his or her employment by the Seller or Service Entity as envisaged by clause 15.1(a)(iv), on or prior to the Completion Date.

15.7 Seller's Obligations

Subject to Completion occurring, the Seller will pay and discharge:

(a) Compensation Claims: all liability for pay in lieu of notice, redundancy compensation, compensation for unjustifiable dismissal payable or becoming payable to any Employee as a result of that Employee not accepting employment with the Buyer.

(b) Breach of Contract: all liability arising as a result of any breach by the Seller or the Service Entity occurring on or before Completion of any employment agreement between the Seller or Service Entity and any of the Employees.

15.8 Contractor Agreements

(a) On or before the Completion Date, the Buyer or a nominee of the Buyer must make offers to Contractors to enter into new contractor agreements. The offers must be:

(i) in a form which offers to each Contractor terms and conditions that are substantially similar to, and no less favourable than, the existing contractor agreements;

(ii) conditional on Completion occurring; and

(iii) expressed to take effect on Completion.

(b) The Seller and/or the Service Entity must ensure that all amounts owing to the Contractors under the existing contractor agreements up to the Completion Date are paid.

16. Restraint

16.1 Defined terms

In this clause 16:

Engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

Prohibited Persons means:

(a) the Seller;

(b) the Guarantor; and

(c) any Associate of the Seller (other than the Companies).

16.2 Prohibited activities

The Seller undertakes to the Buyer that the Prohibited Persons will not directly or indirectly:

(a) engage in a business or an activity that is:

(i) the same or similar to the Business or any material part of the Business; and

(ii) in competition with the Business or any material part of the Business;

(b) solicit, canvass, approach or accept an approach from a person who was at any time during the six months ending on the Completion Date a customer of the Business with a view to obtaining their custom in a business that is the same or similar to the Business and is in competition with the Business;

(c) interfere with the relationship between the Business and its customers, employees or suppliers as it relates to the Business; or

(d) induce or help to induce an employee of the Business to leave their employment as it relates to the Business.

16.3 Duration of prohibition

The undertakings in clause 16.2 begin on the Completion Date and end:

(a) on the fifth anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(b) on the fourth anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(c) on the third anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(d) on the second anniversary of the Completion Date, or if that period is held to be invalid or unenforceable; then

(e) 12 months after the Completion Date.

16.4 Geographic application of prohibition

The undertakings in clause 16.2 apply only if the activity prohibited by clause 16.2 occurs within:

(a) the City of Brisbane, the City of Logan, and the City of the Gold Coast, or if that region is held to be invalid or unenforceable; then

(b) the City of Brisbane, or if that region is held to be invalid or unenforceable; then

(c) 100Km radius of any of the Properties, or if that region is held to be invalid or unenforceable; then

(d) 50Km radius of any of the Properties, or if that region is held to be invalid or unenforceable; then

(e) 25Km radius of any of the Properties, or if that region is held to be invalid or unenforceable; then

(f) 10Km radius of any of the Properties.

16.5 Interpretation

Clauses 16.2, 16.3 and 16.4 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 16.2, with each period in clause 16.3, and combining each of those combinations with each area in clause 16.4. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 16.2, 16.3 and 16.4.

16.6 Exceptions

This clause 16 does not restrict a Prohibited Person from:

(a) performing any agreement with a Company or the Buyer; or

(b) holding 5% or less of the shares of a listed company.

16.7 Acknowledgments

The Seller and the Guarantor acknowledge that:

(a) all the prohibitions and restrictions in this clause 16 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b) damages are not an adequate remedy if a Prohibited Person breaches this clause 15; and

(c) the Buyer may apply for injunctive relief if:

  (i) a Prohibited Person breaches or threatens to breach this clause 15; or

  (ii) it believes a Prohibited Person is likely to breach this clause 15.

17. Guarantee and indemnity

17.1 Guarantee

The Guarantor guarantees to the Buyer that the Seller will promptly and completely observe and perform all of its respective obligations under or in connection with this document, and on notice from the Buyer will promptly and completely observe and perform all of the Seller's respective obligations under or in connection with this document if any of the Seller fails to do so within the time stipulated by this document (or within a reasonable time if no time is stipulated).

17.2 Indemnity

If the Seller is not bound by some or all of its respective obligations under this document, or if for any other reason the guarantee in clause 17.1 is not effective, the Guarantor agrees, by way of indemnity and principal obligation, to indemnity the Buyer against any Liability or Claim and to pay to the Buyer the amount which would have been payable by the Guarantor to the Buyer under the guarantee in clause 17.1 had the guarantee been effective and the Seller been bound.

17.3 Liability to continue

The Guarantor remains liable under this clause 17 even if:

(a) the Seller:

  (i) enters into any composition or scheme or deed of arrangement with creditors; or

  (ii) enters into receivership, administration or liquidation or is wound up or dissolved;

(b) the Buyer cannot for any reason enforce this document against the Seller;

(c) the Buyer, for any reason, has not exercised or does not exercise all or any 1 or more of its rights or powers:

  (i) against the Seller; or

  (ii) respecting any other security or surety against which the Buyer may claim to satisfy any liability of the Seller;

(d) the Buyer grants any time or other indulgence or concession to the Guarantor or the Seller; or

(e) the Guarantor becomes a bankrupt or is otherwise incapacitated.

17.4 No release

Until the Buyer has received in full all money to which this clause 17 applies:

(a) this clause 17 continues to bind the Guarantor;

(b) the Guarantor and any person controlled by the Guarantor is not entitled to prove in the liquidation of the Seller in competition with the Buyer; and

(c) the Guarantor is not entitled to claim the benefit of any security which the Guarantor may hold.

18. Confidentiality and publicity

18.1 Confidentiality

(a) A party may only disclose anything in respect of this document or the terms of sale of the Shares as required by applicable law but to the extent possible, it must consult with the other parties before making the disclosure and use its reasonable endeavours to agree on the form and content of the disclosure.

(b) A party may disclose anything in respect of this document or the terms of the sale of the Shares to the officers, employees and professional advisers of that party and its related bodies corporate but it must use its reasonable endeavours to ensure all matters disclosed are kept confidential.

(c) From Completion, the Seller and the Guarantor must keep confidential and must not use any Confidential Information relating to the Companies, the Assets, the Business, or the Buyer.

18.2 Announcements

A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this document unless:

(a) it is required to be made by law or the Listing Rules of ASX or the rules of any other public stock exchange on which a party's securities are quoted for trading; or

(b) it has the prior written approval of each of the Buyer and the Guarantor.

19. GST

19.1 Interpretation

Words and expressions used in this clause 19 not defined will have the meaning given to those words or expressions in the *A New Tax System (Goods and Services Tax) Act 1999* (Cth), or similar legislation relating to GST.

19.2 GST gross up

If a Party makes a supply under or in connection with this Agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause 19.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

19.3 Going concern

(a) Notwithstanding clause 19.2, the Seller and the Buyer agree that the sale of the Business (through the sale of Shares) under this document is the supply of a GST-free going concern by the Seller to the Buyer for the purposes of section 38-325 of *A New Tax System (Goods and Services Tax) Act 1999* (Cth).

(b) The Buyer warrants and represents that it is registered for GST and will be so registered at Completion.

(c) The Seller warrants and represents that it is registered for GST and will be so registered at Completion.

19.4 Reimbursements

If a Party must reimburse or indemnify another Party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other Party is entitled to for the loss, cost or expense, and then increased in accordance with clause 19.2.

19.5 Tax invoice

A Party need not make a payment for a taxable supply made under or in connection with this Agreement until it receives a tax invoice for the supply to which the payment relates.

20. Notices and other communications

20.1 Service of notices

A notice, demand, consent, approval or communication under this document (**Notice**) must be:

(a) in writing, in English and signed by a person duly authorised by the sender;

(b) hand delivered or sent by prepaid post or email to the recipient's address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender; and

(c) in relation to a Notice to the Seller need only be given to the Guarantor.

20.2 Effective on receipt

A Notice given in accordance with clause 20.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a) if hand delivered, on delivery;

(b) if sent by prepaid post, the second Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c) if sent by email, at the date and time the email was sent, as recorded by the sender's email server, unless the sender receives an automated delivery failure notice, in which case notice is deemed not to be given or received,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

21. Miscellaneous

21.1 Alterations

This document may be altered only in writing signed by each party.

21.2 Approvals and consents

Except where this document expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this document.

21.3 Assignment

A party may only assign this document or a right under this document with the prior written consent of each other party.

21.4 Costs

Each party must pay its own costs of negotiating, preparing and executing this document.

21.5 Stamp duty

Any stamp duty, duties or other taxes of a similar nature (including fines, penalties and interest) in connection with this document or any transaction contemplated by this document, must be paid by the Buyer.

21.6 Survival

Any indemnity or any obligation of confidence under this document is independent and survives termination of this document. Any other term by its nature intended to survive termination of this document survives termination of this document.

21.7 Counterparts and Electronic Copies

This document may be executed in counterparts. All executed counterparts constitute one document. A Party who has executed a counterpart of this Deed may exchange it with another Party by faxing or sending by other electronic means the executed counterpart to that other Party, and if requested by that other Party, will promptly deliver the original by hand or post. Failure to make that delivery will not affect the validity of this Deed.

21.8 No merger

The rights and obligations of the parties under this document do not merge on completion of any transaction contemplated by this document.

21.9 Entire agreement

(a) This document constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

(b) Each party warrants to each other party that it has relied entirely on its own investigations (including independent advice received by it) and has not relied on any representation, including negligent misrepresentation, of any other party about the matters contained in this agreement or the negotiations relating to or leading up to this agreement.

21.10 Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this document and any transactions contemplated by it.

21.11 Severability

A term or part of a term of this document that is illegal or unenforceable may be severed from this document and the remaining terms or parts of the term of this document continue in force.

21.12 Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

21.13 Relationship

Except where this document expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

21.14 Governing law and jurisdiction

This document is governed by the law of Queensland, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland, Australia.

Schedule 1 - Officers (clause 6.2)

Company	Directors to resign	Secretaries to resign
No More Knots Pty Ltd	Kelly Renae Townsend	Kelly Renae Townsend
No More Knots (Taringa) Pty Ltd	Kelly Renae Townsend	Kelly Renae Townsend
No More Knots (Newmarket) Pty Ltd	Kelly Renae Townsend	Kelly Renae Townsend

Schedule 2 - Properties

1. Properties leased by Companies

Leasehold Property:	Lot 10 on SP151565
Property Lease dated:	24 February 2017
Lessor:	Gregory John Sterling and Amanda Louise Sterling as trustee under instrument 713295788, Laurence Nominees Pty Ltd ACN 126 870 139 as trustee under instrument 713295788 and Springer Holdings Pty Ltd ACN 115 107 072 as trustee under instrument 713295788
Lessee:	Gnome Orwerk Pty Ltd ACN 100 811 327 as trustee
Rent:	$92,000 per annum (plus GST)
Term:	10 years (1 December 2016 to 30 November 2026)
Rent review clause:	3.2
Change of Control clause:	9

Leasehold Property:	Lot 7 on RP121055
Property Lease dated:	15 February 2022
Lessor:	Jentrevorkel Pty Ltd ACN 141 848 311 as trustee
Lessee:	No More Knots Taringa Pty Ltd ACN 146 411 869
Rent:	$72,589.20 per annum
Term:	5 years (1 March 2022 to 28 February 2027)
Rent review clause:	3.7 – 3.9
Change of Control clause:	8

Schedule 3 - Warranties

Warranty 1- Seller

1.1 The Seller is duly incorporated and validly exists under the law of its place of incorporation and has full authority and all necessary consents to enter into and perform this document.

1.2 The entry into and performance of this document has been properly authorised by all necessary corporate action of the Seller.

1.3 Where the Seller executes this document or holds Shares or Assets as trustee of a trust, that Seller has full power under the trust to enter into and perform this Agreement.

1.4 The sale of the Shares under this document will not:

(a) impose any Encumbrance on the Seller;

(b) put the Seller in breach of any obligation or agreement by which it is bound; or

(c) contravene or conflict with or result in a breach of or default under any applicable law.

1.5 No:

(a) meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Seller;

(b) receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of the Seller; or

(c) mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which the Seller is the mortgagor or chargor.

1.6 The Seller is not insolvent.

Warranty 2 - The Companies

2.1 No:

(a) meeting has been convened, resolution proposed, petition presented or order made for the winding up of a Company;

(b) receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material assets of a Company; or

(c) mortgagee has taken, attempted or indicated an intention to exercise its rights under any security of which a Company is the mortgagor or chargor.

2.2 The copy of the constitution or equivalent document of a Company disclosed to the Buyer is a true and accurate copy and includes all modifications. No resolution to repeal or vary any such document has been passed.

2.3 Each Company is and has always been duly recognised or registered and authorised to do business in every country or other jurisdiction in which the nature of its business or its property or assets makes such recognition, registration or authorisation necessary.

2.4 No Company has given to any person any power of attorney or other authority to act on behalf of any member of the Company that will be current as at Completion.

Warranty 3 - Share capital

3.1 The Shares held by the Share Seller:

(a) comprise the entire share capital of the Companies; and

(b) are fully paid.

3.2 On Completion, there will be no option, right to acquire or Encumbrance over or affecting the Shares.

3.3 There is no restriction on the sale or transfer of the Shares to the Buyer that will not be waived or fulfilled prior to Completion.

3.4 No person has any right, including a contractual right, an option, a right of first refusal, a right of pre-emption or other right, to acquire or to restrain any person from acquiring any of the Shares or any shares or other securities in the capital of any Company that has not been irrevocably waived.

3.5 The transfer of the Shares in accordance with this document does not and will not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation) or default under any agreement, arrangement or undertaking by which any Company is bound.

Warranty 4- Assets

4.1 The Companies are the legal owner of each Asset.

4.2 On Completion, there will be no Encumbrances over or affecting any Asset and the Asset Seller will not be party to any agreement to grant any Encumbrance over any Asset.

4.3 The Assets comprise all of the assets used in the Business.

4.4 No person uses or has a right to use or occupy any of the Assets or the Properties other than the Companies.

4.5 The Seller and the Companies carry on the Business at the date of this document and will continue to carry it on until Completion.

4.6 The Assets are owned, used and occupied, the Properties are occupied and the Business is carried on in accordance with all laws.

4.7 Neither the Asset Seller, any Company, nor any of their officers, employees, or contractors has committed or omitted to do any act or thing the commission or omission of which is or may be in contravention of any law.

Warranty 5- Accounts

5.1 The Accounts give a true and fair view of the financial position and affairs of the Business as at the Accounts Date.

5.2 The Financial Statements were prepared:

(a) in accordance with all applicable laws (including Accounting Standards);

(b) in the manner described in the notes to them and the accompanying auditor's report; and

(c) on a consistent basis with the audited accounts for the prior financial year.

5.3 The Financial Statements:

(a) are true, accurate and complete;

(b) are not affected by any unusual or non-recurring items; and

(c) contain adequate provisions in respect of all liabilities (whether actual, contingent, deferred or otherwise) of the Companies and the Business as at the Accounts Date.

5.4 The Financial Statements contain proper disclosure (in note form) of any contingent or other liabilities not provided for in them.

5.5 The Financial Statements give a true and fair view of the financial position and performance of the Business as at and for the period ending on the Accounts Date.

5.6 Since the Accounts Date:

(a) the Companies and the Service Entity have carried on the Business in the ordinary and usual course;

(b) no contracts or commitments differing from those ordinarily made in the conduct of the Business have been entered into or incurred; and

(c) there has been no material adverse change in the assets, liabilities, financial position or the profitability of the Companies or the Business.

5.7 At Completion, no Company is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person, or has provided a letter of comfort or similar assurance.

5.8 No person has entered into any guarantee, indemnity or letter of comfort relating to any obligations of any Company.

5.9 No debts are owing to any Company other than trade debts incurred in the ordinary and normal course of the Business, all of which will be good and collectable in the ordinary and normal course of the Business.

Warranty 6- Records

6.1 As far as the Seller is aware, the NMK Records and the Records of the Business:

(a) have been fully, properly and accurately kept and completed;

(b) do not contain material inaccuracies or discrepancies of any kind; and

(c) will be located at the Properties on Completion.

Warranty 7 - Business Contracts

7.1 There are no agreements, arrangements or understandings affecting the Business that are material to the operation of the Business and have not been disclosed to the Buyer.

7.2 With respect to each Business Contract which is material to the Business, the Seller is not aware:

(a) of any party to the Business Contract being in default; or

(b) of any grounds for rescission or repudiation of that Business Contract.

7.3 The Business Contracts comply with all laws.

7.4 There are no current or threatened disputes or claims relating to a Business Contract.

Warranty 8 - Employees

8.1 Each of the Companies, the Seller, and the Business has complied in all material respects with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to employment of employees of the Business.

8.2 No Company has given any commitment (whether legally binding or not) to increase or supplement the remuneration, compensation or benefits of any of its employees.

8.3 The Seller has provided to the Buyer a copy of all agreements, arrangements and understandings with each Employee of the Business in relation to their employment and has identified the award, enterprise agreement or other instrument that applies to each employee.

8.4 At Completion, the Seller and the Service Entity will have paid any bonus, profit share or employee incentive plan or scheme for its Employees or officers accruing or arising in respect of the period up to Completion.

8.5 The Seller has provided the Buyer with complete and accurate details of all Employees of the Business and their:

(a) entitlements to wages, salaries, annual leave and leave loading, long service leave, personal leave, rostered days off, leisure time, or time off in lieu of overtime worked; and

(b) entitlements to any other remuneration, compensation or benefits, under any applicable industrial awards, enterprise agreement, and other agreement, scheme or arrangement (including any bonus, profit share or employee incentive plan or scheme) whether oral or in writing.

8.6 There are no Claims of any kind against any of the Companies or the Business by any current or former Employee, and as far as the Seller is aware none are pending, threatened or anticipated.

8.7 The Companies, the Seller, and the Business:

(a) have not been involved in any material industrial dispute in the last three years, and as far as the Seller is aware there are none pending, threatened or anticipated;

(b) have no knowledge of any strikes, work stoppages or other forms of labour or industrial dispute affecting the Employees and, as far as the Seller is aware none are pending, threatened or anticipated; and

(c) as far as the Seller is aware, have no knowledge of any facts, matters or circumstances (including the expiry of any enterprise agreement or other instrument made or approved under any law) which could lead to a strike, work stoppage or other form of labour or industrial dispute affecting the Employees.

8.8 Neither the Companies or the Seller have entered into or agreed to any share incentive scheme, share option scheme, bonus, commission or profit-sharing scheme or other employee incentive scheme with any Employee.

8.9 None of the Employees has made a worker's compensation claim that remains unresolved and, as far as the Seller is aware, there are none pending, threatened or anticipated, and the Companies and the Business:

(a) has workers' compensation insurance in place;

(b) has paid its workers' compensation insurance premiums up to date;

(c) has not been subject to a workplace safety regulator audit or inspection in connection with the Business in the last three years;

(d) has not, in the three years preceding the date of this document, received an improvement notice or prohibition notice from a workplace safety regulator in respect of occupational health and safety in connection with the Business; and

(e) is not aware of any facts or circumstances that may result in alleged non-compliance with occupational health and safety laws or in increases to workers' compensation insurance premiums.

8.10 All Employees are entitled to work in the jurisdiction in which they perform their services.

8.11 With the exception of any legislative rights, there is no contract of employment of any Employee that requires more than five weeks' notice of termination to be given in order to terminate the employment or arrangement.

8.12 The sale of the Shares to the Buyer or the consequential change in management or effective control of the Companies and Business following Completion will not of itself give any Employee any right to seek any money, benefit or compensation from, or to make any Claim whatsoever against any Company or the Buyer.

8.13 The Seller and the Service Entity have made all superannuation contributions which it is obliged to make by law or under any agreement in respect of the Employees.

Warranty 9 – Contractors

9.1 All contracts to engage contractors or consultants that purport to be contracts for services or independent contracting arrangements entered into by the Seller or Service Entity are genuine contracts for services and not contracts of service or employment contracts.

9.2 The contract terms for each of the Contractors are not materially different to those disclosed to the Buyer and there are no unusual arrangements for payment of any commissions or any other amounts which have not been disclosed to the Buyer.

9.3 The Seller and the Service Entity have complied in all respects with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to the engagement of its Contractors.

9.4 As at the date of this document, neither the Seller, the Service Entity, nor any of the Companies are involved in any prosecution, litigation or arbitration relating to the engagement of any of its contractors or relating to any breach of engagement contract, and there has been no such prosecution, litigation or arbitration in the period of twelve (12) months prior to the date of this document.

Warranty 10 - Litigation

10.1 There is:

(a) no Claim threatened or pending against the Companies or in relation to the Assets or Business; and

(b) no material fact, matter or circumstance likely to give rise to any Claim or Liability against the Companies or in relation to the Assets or Business.

10.2 There are no unsatisfied or outstanding judgments, orders or awards affecting the Companies, the Assets or the Business.

Warranty 11- Tax

11.1 In Warranty 11:

Ruling means any ruling, determination, arrangement, clearance, consent or advice issued by, or negotiated with, any Tax Authority in respect of any tax or Tax Law.

Tax Authority means any government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any tax or administration of any Tax Law.

Tax Law means any law in relation to any tax imposed by a Government Authority.

11.2 Each Company has:

(a) paid, or the Accounts fully provide for, all Tax that each Company is, or may become, liable to pay in respect of the period up to and including the Completion Date;

(b) filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax Law or requested by any Tax Authority;

(c) maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law; and

(d) complied with all of its obligations under any law requiring the deduction or withholding of Tax from amounts paid by the Company, whether on its own behalf or as agents, and have properly accounted for any Tax so deducted or withheld to any Tax Authority (other than amounts which have yet to become payable).

11.3 Each Company has filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters in respect of the activities of the Company as and when required by Tax Law or requested by any Tax Authority.

11.4 Each Company has maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any Tax Law in respect of the activities of the Company.

Warranty 12- Intellectual Property

12.1 The use of the Intellectual Property Rights in the Business does not infringe, breach an obligation of confidence or wrongfully use any confidential information, trade secrets, copyright, letters patent, trade marks, service marks, trade names, designs, business names or other similar industrial, commercial or intellectual property rights of any corporation or person.

12.2 No Claims have been asserted challenging the use of the Intellectual Property Rights in the Business.

12.3 There has been no infringement of any of the Intellectual Property Rights by a third party.

12.4 The Seller or Service Entity hold a valid licence to use, and has paid in full all licence fees in respect of, each Domain Name.

12.5 Excluding registration fees payable to an applicable governmental authority, neither the Companies nor the Seller pay any royalty or other payment to any third party in relation to the ownership or use of the Intellectual Property Rights.

Warranty 13- Properties

General

13.1 The particulars of the Lease Properties set out in this document are true and complete in all respects.

13.2 The Lease Properties and the properties the subject of the Property Transaction Agreements are the only material land and buildings used or occupied by the Seller and the Companies in connection with the Business.

Leasehold Properties

13.3 In relation to the Properties which are leased by the Seller, the Service Entity or a Company (**Leasehold Properties**):

(a) there are no subsisting material breaches of the leases of the Leasehold Properties;

(b) where required or permitted by law, the Property Lease has been registered;

(c) any rent review that could be carried out before Completion has been carried out and the results of the rent review are incorporated in the rent that has been disclosed to the Purchasers for that Leasehold Property; and

(d) no notice has been received of any notice of any breach of any leases of the Leasehold Properties.

13.4 The Seller or Service Entity has exclusive occupation and the right of quiet enjoyment of the Leasehold Properties leased by them.

13.5 The Seller or Service Entity has exclusive occupation and the right of quiet enjoyment of the Leasehold Properties leased by them.

13.6 The current occupation and use of the Properties does not contravene any law.

13.7 The Seller or Service Entity has not received any notice, demand or claim from any person in relation to any matter in respect of any of the Properties, or any part of any of the Properties or the carrying on of the Business, which has:

(a) not been disclosed to the Buyer; or

(b) been otherwise concluded to the satisfaction of the person who gave the notice, demand or claim.

13.8 The connections to power, water, gas, telecommunications and waste disposal services to each Property are approved and comply with all laws.

Warranty 14- Insurance

14.1 All insurances relating to the Business will be current until Completion.

14.2 There are no outstanding material Claims made in respect of any insurance held in respect of any Company or the Business.

14.3 The Business has not received any notice from an insurer affecting its insurances.

Warranty 15 - Information

15.1 All information disclosed to the Buyer and outlined in this document is true and accurate and is not misleading or deceptive including by omission.

15.2 The Seller has not withheld any information it possesses concerning the Business, the Assets, the Shares or the Companies which a reasonable purchaser would consider is materially adverse to the continual operation of the Business or the Companies in a manner generally consistent with their operation prior to the date of this agreement.

Schedule 4 –Employees

Amy Chappell	0487 640 480
Bethany Tripp	0423 171 153
Chevonne Palupe	0412 823 909
Chloe Neal	0450 671 916
Deahana Di Bartolo	0426 219 602
Douglas Slessor	0410 330 801
Ellie Martin	0417 688 337
Emma Murdoch	0468 542 133
Ingrid Murphy	0412 835 954
Kate Pascoe	0418 792 651
Katie Murdoch	0403 377 347
Keana Thomson	0404 446 607
Kristy Donoghue	0431 948 608
Madeleine Casey	0411 488 877
Matthew Parry	0413 354 643
Meaghan Pearson	0421 200 448
Natasha Little	0416 155 772
Rebekah Ash	0427 323 523
Thea Saini	0403 011 200

Schedule 5 - Contractors

Adrianne Butler-Mercer	0408 753 440
Alex Le	0421 546 371
Amy Hirst	0411 177 706
Amy Ingram	0413 006 046
Angela Low	0424 705 306
Anna Hong	0478 561 004
Caroline Willingale	0403 318 848
Cassandra England	0415 261 849
Damien Brown	0428 782 553
Daniel Baxter	0416 104 249
Daniel Mahoney	0402 519 539
Debbbie Hammant	0423 795 561
Deboragh Broad	0405 780 029
Dusan Mihalec	0421 738 994
Dylan Smith	0424 434 622
Emily Burn	0451 766 387
Fiona Murrell	0439 520 032
Haru Einari	0468 848 221
Hitomi Mireckij	0476 162 702
Jackie Davy	0416 122 446
Jaime Sunderland	0409 347 777
Jason Sterling	0418 631 735
Jesse Kirby	0400 076 838

Joseph Leisemann	0404 743 948
Khloe Syllebranque	0467 036 821
Kristiamo Dalton	0423 478 059
Kuan Chen	0425 258 395
Marco Torres-Durand	0413 780 445
Marita Eisler	0418 728 530
Nadia Gorelkin	0405 465 731
Nathan Jones	0432 428 205
Peta Payne	0420 312 321
Rachel Christie	0430 904 850
Sam Dittman	0432 339 634
Tom Salmon	0436 290 330
Tony Matthews	0417 193 133
Viviana Diaz	0432 883 813

Schedule 6 - Business Plant and Equipment

1. Plant and Equipment

Plant and Equipment description	Location
Website	
Signage	Newmarket
HP reception desktop, keyboard and mouse	Newmarket
Brother scanner	Newmarket
Yeaylink phone system	Newmarket
Speakers	Newmarket
Verifone terminal	Newmarket
Star printer	Newmarket
Doterra humifier	Newmarket
Stefani water purifier	Newmarket
Brother printer	Newmarket
Laminator	Newmarket
Hisense Television	Newmarket
Stock - theracanes, heat wheats, magnesium spray,	Newmarket
posture pro, stretch strap, epsom salts, foam rollers,	Newmarket
pocket physios, resistance bands, emma and toms bars	Newmarket
Plants and pots x 8	Newmarket
Security cameras	Newmarket
A frame sign	Newmarket
3 advertising flags	Newmarket
2x pregnancy massage attachments	Newmarket
artwork in office	Newmarket
needling trolleys x 5	Newmarket
Needling equipment in stock	Newmarket
pregnacy long pillows	Newmarket
powerfail backup computer, dongle and torch	Newmarket
Speakers in office	Newmarket
NEC phone in office	Newmarket
LG screen x 2 in office	Newmarket
keyboard and mouse	Newmarket
speakers	Newmarket
Mulitfunction centre	Newmarket
Tools in office	Newmarket
Dyson vacuum	Newmarket
Steam mop	Newmarket
Norwex cleaning cloths	Newmarket
Shredder	Newmarket
Office supplies	Newmarket
Massage tables x 12	Newmarket
Microwave	Newmarket

Plant and Equipment description	Location
Tablet x 9	Newmarket
Posters	Newmarket
Clocks x 9	Newmarket
Wall storage cabinet x 9	Newmarket
Contents in wall storage cabiets	Newmarket
Rolling stool x 9	Newmarket
Pillows and blankets	Newmarket
Towels in use at clinic	Newmarket
Towel cubbies x 9	Newmarket
Rolling tables x 3	Newmarket
Rebooking computers x 2 with mouse and keyboard	Newmarket
microwave for heat wheats	Newmarket
cupping cups sets	Newmarket
gloves	Newmarket
tissues	Newmarket
sorbolene	Newmarket
base towels	Newmarket
base sheets	Newmarket
face sheets	Newmarket
pillow case covers	Newmarket
pillows	Newmarket
hand towels	Newmarket
orange sheets	Newmarket
baskets for table covers	Newmarket
table covers x 20	Newmarket
towel bins	Newmarket
hand dryer	Newmarket
washer dryer combo with flue	Newmarket
mirrors in each room	Newmarket
seated massage chair x 3	Newmarket
office chairs x 4	Newmarket
floor mats	Newmarket
computer in chill out room	Newmarket
lounge x 2 + pillows	Newmarket
spare orange sheets	Newmarket
Spare Dryer	Newmarket
Stock for Newmarket supplies	Newmarket
Spare HP computer	Newmarket
filing cabinet	Newmarket
servers and routers	Newmarket
Needles and toilet paper and hand towels	Newmarket
Ottoman	Newmarket
Whiteboard	Newmarket
Computer in tea room	Newmarket
Tea room microwave	Newmarket

Plant and Equipment description	Location
Nespresso Coffee Machine and Kettle	Newmarket
Toaster and sandwich maker	Newmarket
Food in tea room cupboard	Newmarket
340L Westinghouse Fridge/Freezer	Newmarket
Storage rack in tea room	Newmarket
Tea room table and chairs	Newmarket
Reception bench and storage	Newmarket
Skeleton	Newmarket
Signage	GREENSLOPES
Tea room microwave	GREENSLOPES
Nespresso coffee machine, kettle and Toaster	GREENSLOPES
Westinghouse Fridge	GREENSLOPES
bar stools and table - tea room	GREENSLOPES
storage bins - tea room	GREENSLOPES
Tools - tea room	GREENSLOPES
tables x16	GREENSLOPES
Towel cubbies x17	GREENSLOPES
Rolling stools	GREENSLOPES
massage room storage x 17	GREENSLOPES
Clocks	GREENSLOPES
Pillows for tables and covers	GREENSLOPES
Table covers	GREENSLOPES
Towels for GNMK	GREENSLOPES
Skeleton	GREENSLOPES
Chairs for rooms downstairs x 8	GREENSLOPES
Microwave x3 in rooms	GREENSLOPES
Towel caddy - heated towels	GREENSLOPES
Preg room cupboard	GREENSLOPES
Pregnancy attachements x 2	GREENSLOPES
Vases and artworks	GREENSLOPES
Curtains and tracking	GREENSLOPES
Storage computer and table	GREENSLOPES
GNMK office supplies cupboard	GREENSLOPES
water filters	GREENSLOPES
Massage oils for all clinics	GREENSLOPES
booking area laptop	GREENSLOPES
Air purifier	GREENSLOPES
Office computer	GREENSLOPES
Office laptop	GREENSLOPES
Office desk	GREENSLOPES
Filing cabinet	GREENSLOPES
Shelving and storage	GREENSLOPES
plants	GREENSLOPES

Plant and Equipment description	Location
xerox printer	GREENSLOPES
Chairs in office	GREENSLOPES
Reception computers x2	GREENSLOPES
Office chairs x 4	GREENSLOPES
Yeaylink Phone system	GREENSLOPES
security system and cameras	GREENSLOPES
Xmas decorations	GREENSLOPES
Stock - foam rollers, etc	GREENSLOPES
Laundry washer	GREENSLOPES
Laundry dryer double stack	GREENSLOPES
Vacuum	GREENSLOPES
Steam mop	GREENSLOPES
Norwex	GREENSLOPES
Laundry liquids	GREENSLOPES
cleaning supplies	GREENSLOPES
Aframes	GREENSLOPES
Seated massage chair	GREENSLOPES
BBQ	GREENSLOPES
Laundry storage outside laundry	GREENSLOPES
ladder	GREENSLOPES
hand dryer x 2	GREENSLOPES
Stock storage for display	GREENSLOPES
Computer in pilates room and table	GREENSLOPES
Artworks and soft furnishings	GREENSLOPES
Hisense TV stairwell	GREENSLOPES
Mirrors	GREENSLOPES
Magazine racks	GREENSLOPES
Electric blankets for winter warming	GREENSLOPES
Internal fitout inc glass partitions	GREENSLOPES
Upstairs rebooking area computers x 2	GREENSLOPES
Needling stock and therapist supplies	GREENSLOPES
Upstairs tea room tables x 2	GREENSLOPES
Fisher and Paykel fridge	GREENSLOPES
Microwave x3	GREENSLOPES
Built in seating	GREENSLOPES
Therapist storage cupboards	GREENSLOPES
Towel trolley	GREENSLOPES
Tea room computers x 2	GREENSLOPES
Computer shelving	GREENSLOPES
Nespresso coffee machine, kettle and Toaster	GREENSLOPES
Hot water maker	GREENSLOPES
White board	GREENSLOPES
Seating x 4	GREENSLOPES
Cutlery and plates etc for team use	GREENSLOPES
dyson vacuum	GREENSLOPES

Plant and Equipment description	Location
Bathroom storage	GREENSLOPES
towel storage upstairs	GREENSLOPES
Office computers x2	GREENSLOPES
Lounge	GREENSLOPES
whiteboard	GREENSLOPES
Brother printer	GREENSLOPES
Storage cabinet for racks for routers and servers	GREENSLOPES
Routers and servers	GREENSLOPES
Phone system	GREENSLOPES
TARINGA	TARINGA
Reception display cupboards	TARINGA
water filters	TARINGA
Built in seating	TARINGA
Hisense TV	TARINGA
Plants	TARINGA
Pillows	TARINGA
Bins	TARINGA
Stock for sale	TARINGA
Office supplies	TARINGA
Brother printer	TARINGA
Office computer and desk	TARINGA
Phone system	TARINGA
Security cameras and system	TARINGA
Office chairs	TARINGA
Office lounge	TARINGA
Office storage	TARINGA
Needling trollies	TARINGA
Steam mop x 4	TARINGA
Preg attachments	TARINGA
Tables x 9	TARINGA
Stools x 9	TARINGA
Towel cubbies x 9	TARINGA
Cubicle storage x 9	TARINGA
Posters	TARINGA
Cubicle contents	TARINGA
Mirrors	TARINGA
Rebooking computers x 2	TARINGA
Microwave x 2	TARINGA
towel bins	TARINGA
Hand towels	TARINGA
Gym equipment	TARINGA
Seated massage chair	TARINGA
whiteboards x 2	TARINGA
skeleton	TARINGA

Plant and Equipment description	Location
bench seat	TARINGA
artworks	TARINGA
tablets	TARINGA
towels in use at TNMK	TARINGA
Bed covers x 20	TARINGA
Norwex cleaning	TARINGA
Washer/dryer combo	TARINGA
dyson vacuum	TARINGA
cleaning products	TARINGA
server rack	TARINGA
tea room computers x 2	TARINGA
lounges x 2	TARINGA
Tea room fridge	TARINGA
kettle, toaster and Nespresso machine	TARINGA
dishwasher	TARINGA
food for staff consumption	TARINGA
table and chairs	TARINGA
Bar stools	TARINGA
Fit out	TARINGA
reception computer	TARINGA
speakers	TARINGA
air purifier	TARINGA
Printer	TARINGA
Safe x 6 all clinics	TARINGA
shredder	TARINGA
laptop	TARINGA
a frames	TARINGA
Signage	TARINGA

Schedule 7 – Consultancy Agreement

THIS AGREEMENT is made the 18th day of March 2022.

BETWEEN: **No More Knots Holdings Pty Ltd ACN 656 670 736** of 62 Astor Terrace, Spring Hill QLD 4000 **(Buyer)**

AND: **Kelly Renae Townsend** of 237 Hulcombe Road, Highvale QLD 4520 **(Consultant)**

WHEREAS:

A. The Consultant has agreed to provide consultancy services to the Buyer on the terms and conditions set out in this Agreement.

NOW THIS AGREEMENT WITNESSES:

1. DEFINITIONS

1.1 When used in this consultancy agreement the following terms shall have the same meanings as the same term in the share sale agreement dated 18 March 2022, between the Buyer and Jentrevorkel Pty Ltd ACN 141 848 311 as trustee for The KJTT Investment Trust:

(a) Business;

(b) Companies;

(c) Completion;

(d) Earnout Payment 2;

(e) Earnout Payment 3;

(f) Transferring Employees; and

(g) Contractors;

2. INTERPRETATION

2.1 In this Agreement headings are for convenience only and shall not affect its interpretation. Except to the extent that the context otherwise requires:-

2.1.1 words denoting the singular shall include the plural and vice versa;

2.1.2 words denoting individuals shall include corporations, associations, trustees, instrumentalities and partnerships and vice versa;

2.1.3 words denoting any gender shall include all genders;

2.1.4 references to any document, deed or agreement shall include references to such document or agreement as amended, novated, supplemented, varied or replaced from time to time;

2.1.5 references to any party to this Agreement or any other document, deed or agreement shall include its successors or permitted assigns;

2.1.6 all references to dates and times are to Brisbane, Queensland time;

2.1.7 all references to "$" and "dollars" are to the lawful currency of Australia.

3. TERMS

3.1 The Consultant agrees to provide ongoing consultancy services to the Buyer commencing on the date of Completion and ending on 31st December 2022.

3.2 The consultancy period may end earlier should the Earnout Payment 2 and Earnout Payment 3 conditions be satisfied sooner as determined by the Buyer.

3.3 The Buyer agrees that this consultancy agreement is not remunerated given the linkage of the Consultant's involvement being limited to that of the achievement of Earnout Payment 2 and Earnout Payment 3 goals.

3.4 The Consultant's obligations to perform services under this consultancy agreement are limited to activities associated with the achievement of Earnout Payment 2 and Earnout Payment 3 goals. The parties acknowledge that there is nil expectation as to the amount of time committed by the Consultant under this agreement.

3.5 The Consultant agrees to undertake all activities as deemed necessary by the Consultant, to ensure the achievement of the Earnout Payment 2 and Earnout Payment 3 goals which are noted as:

(a) supporting the launch of the new Business location (this includes planning, facilitation of fit-out and other pre-launch activities). Parties acknowledge that this consultancy agreement obligations do not extend to operational activities post launch of clinic as these are expected to be undertaken by the Companies' staff; and

(b) supporting the initial transition and integration of the Business, including but not limited to the transition of Transferring Employees and Contractors. It is acknowledged by all parties that the ongoing culture of the Business post acquisition is largely beyond the control of the Consultant. That said, during the period of engagement, the Consultant will make best efforts to ensure the continued alignment of team with corporate goals and desirable culture wherever possible.

EXECUTED as an agreement.

Executed by **No More Knots Holdings Pty Ltd ACN 656 670 736** in accordance with section 127 of the *Corporations Act 2001*:

....	....
Company secretary	Director
....	....
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Kelly Renae Townsend** in the presence of:

DocuSigned by: Mark Harley 020B778971064E0	DocuSigned by: 1C394625442543B
Signature of Witness	Kelly Renae Townsend
Mark Harley	
Name of Witness (BLOCK LETTERS)	

Schedule 8 – Valuation Advisory Reports

Assumptions, Conditions and Limitations

Market Movement and Report Expiry

This valuation is current as at the date of valuation only. The value assessed herein may change significantly and unexpectedly over a relatively short period (including as a result of general market movements or factors specific to the particular property). We do not accept liability for losses arising from such subsequent changes in value. Without limiting the generality of the above comment, we do not assume any responsibility or accept any liability where this valuation is relied upon after the expiration of 90 days from the date of the valuation, or such earlier date if you become aware of any factors that have any effect on the valuation.

General Comment

Neither the whole nor any part of this report or any reference thereto may be included in any document, circular or statement without our written approval of the form and the context in which it will appear. Finally and in accordance with our standard practice we must state that this report is for the use only of the party to whom it is addressed and no responsibility is accepted to any third party for the whole or any part of its contents.

Land Area

Unless stated otherwise in this report we advise that we have not searched or been provided with a copy of the Title or Registered Plan/s. Any dimensions or land areas quoted in this report have been obtained from third party information sources and whilst every effort has been made to verify the information we request you make your own enquiries as we do not accept responsibility for any inaccuracy of any information relied upon.

Sales Evidence

The attributes i.e. bedrooms/bathrooms of the sales evidence listed in our report are recorded in available sales databases. As we have not physically inspected the interior of the sales evidence we cannot certify the accuracy of the information.

Environmental

The client acknowledges and recognises that the Valuer is not an expert in identifying environmental hazards and compliance requirements that may or may not affect a property. The Valuer has endeavoured to identify all matters of environmental concern and the effect they might have on the value of the property. However, the Valuer will not be held liable nor responsible for their failure to identify such matters of concern and the impact relating to but not limited to loss of value for site contamination, non-compliance with environmental laws, or costs associated with the cleanup of the property.

Building and Construction

This valuation inspection and report does not constitute a structural survey and is not intended as such. We have carried out an inspection only of the exposed and readily accessible areas of the improvements. Note, the valuer is not a building construction or structural expert and is therefore unable to certify the structural soundness of the improvements. Readers of this report should make their own enquiries. This valuation has been based on the condition of the structural improvements and the property in general as at the inspection date, and if the property has to be sold in circumstances where its condition has deteriorated and/or essential fixtures/fittings removed there is likely to be a significant write down in the asset value when compared to the current assessment. Under these circumstances the valuer will not be responsible for any reduction in value. In regards to the Insurance Replacement Cost estimate, the recipient of this report is advised that the valuer is not a quantity surveyor and has relied upon published building costing guides to arrive at the opinion of the above re-instatement value.

Liability limited by a scheme approved under Professional Standards Legislation

12 Valuation

Direct Comparison Approach	Based on our assessment of the sales evidence analysed, we consider the property to have an 'As Is' Market Value as at 2 December 2021 of: **$840,000** **(Eight Hundred and Forty Thousand Dollars)**
Valuation Prepared By	**Adam Sperling** AAPI Certified Practising Valuer API Number: [illegible], QVRB: [illegible] www.jll.com.au

Liability limited by a scheme approved under Professional Standards Legislation

Date of Inspection:	2 December 2021
Date of Valuation:	2 December 2021

11 Valuation Methodology

Highest and Best Use	The highest and best use of a property is defined as: *'The use of an asset that maximises its potential and that is physically possible, legally permissible and financially feasible.'* (Australian and New Zealand Valuation and Property Standards). It is considered that the 'highest and best use' of the property is currently being adhered to.
Method of Valuation	The appropriate methodology that has been adopted is the direct comparison approach whereby the property is directly compared to relevant sales of similar properties within the area. Appropriate adjustments are then made for differences in the property itself and such factors as movement in the market and the circumstances of each sale.
Valuation Considerations	In providing our assessment for the subject property, regard has been given to the following relevant factors: • The location of the property and the surrounding land uses, • The area of the land, its configuration and topographical features, • The zoning of the land, • The availability of utility services, • The age, construction and condition of the improvements, • The functional design and utility of the improvements, • The available comparable sales evidence within reasonable proximity, and • The general state of the residential real estate market today, with particular regard to the demand which exists for residential premises of this nature within the Greenslopes locality.

10 General Comments

I confirm that the photos attached to this report were taken at the date and time of our inspection.

The property adjoins Marquis Street which only allows traffic to travel in one direction. Vehicle access to the property is restricted to the south bound direction of Marquis Street only.

The property is located within approximately 45 metres of Juliette Street which carries large volumes of traffic and links to Ipswich Road and the Pacific Motorway. The property is located within approximately 15 metres of the South East Busway and approximately 45 metres of the Pacific Motorway. The property is affected by associated road noise. The property also adjoins (rear of the allotment/northern boundary) a service station.

The property is zoned Medium Density Residential under the Brisbane City Council. This zoning allows for higher density development. Any development would be subject to the necessary council approvals. Furthermore, redevelopment of the property would most likely need to occur in conjunction with an adjoining property to optimise the zoning potential.

MARKET COMMENTARY

Since Covid 19 was declared a pandemic on 11 March 2020, the property market across residential sectors and locations have experienced varying degrees of volatility. Market interpretation can be described as having been ambivalent, with reaction ranging from critical negativity, to an almost laissez faire attitude towards potential risks. The range of reactions can be attributed, in part, to the varying locational experiences. One critical constant is that the market reacted with marked uncertainty in most areas during the initial wave and round of lockdowns, which now appears to be moderating with subsequent waves and events.

There are multiple factors that can claim to provide the underlying support and current confidence in the property market and it must be acknowledged that the present market position has only been achieved through Government programs such as Jobkeeper/Jobseeker support payments and Homebuilder grants, financial institutions offering 'holiday' periods for loan repayments, together with the ongoing low interest rate environment.

The current surge in market activity, resulting in demand exceeding supply (whether this is actual or perceived varies from location to location) and driving up prices, can be considered a consequence of the combined impact of the insulation that these support measures and the low interest rate environment have provided. With the government's underlying support having now been primarily wound back and historically low fixed interest rates already on the rise, the property market returns to 'standing on its own feet' and whilst the short term outlook remains strong, snap lock-downs and further economic shocks remain a risk for the market in the medium term.

Given the likelihood of this ongoing uncertainty, we recommend that the nominated reliant parties of this report regularly seek our property advice and valuation updates. We consider this a necessary precaution, as it is possible for values and marketability to vary within a 90-day period.

9 Market Evidence

Address	Sale Price	Sale Date	Land Area m²
181 Cornwall Street, Greenslopes QLD 4120	**$790,000**	**31 Aug 2021**	**412**
The property comprises a pre-war highset dwelling of chamferboard/weatherboard walls and corrugated metal roof construction reportedly providing two bedroom, one bathroom accommodation with on site car parking. The dwelling's subfloor area comprises storage space. The parcel comprises a 412sqm allotment being regular in shape with ancillary improvements of boundary fencing, unsealed driveway and landscaping. Cornwall Street carries large volumes of consistent traffic. The property is located within an overland flow path and minor flood zone (creek/waterway). **In Comparison to Subject:** Inferior improvements, similar size allotment, inferior position, affected by traffic flow/road noise. Overall inferior.			
21 Duke Street, Annerley QLD 4103	**$827,000**	**14 Sep 2021**	**412**
The property comprises a pre-war highset dwelling of chamferboard walls and corrugated metal roof construction reportedly providing three bedroom, one bathroom accommodation with a wrap around verandah and a battened base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a 412sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping. Duke Street carries large volumes of consistent traffic. **In Comparison to Subject:** Slightly inferior improvements, similar size allotment, inferior position, affected by traffic flow/road noise. Overall inferior.			
23 Duke Street, Annerley QLD 4103	**$850,000**	**20 Sep 2021**	**419**
The property comprises a pre-war highset dwelling of chamferboard/aluminium cladding walls and corrugated metal roof construction reportedly providing four bedroom, one bathroom accommodation with an enclosed base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a 419sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping. Duke Street carries large volumes of consistent traffic. **In Comparison to Subject:** Slightly inferior improvements, larger allotment, inferior position, affected by traffic flow/road noise. Overall superior.			

8 Photographs of Property



Front Elevation



Kitchen



Bathroom



Laundry



Rear Elevation



Rear Yard



Service Station

7 Occupancy Details

The property is currently tenanted.

6 Improvements

General Description	The property comprises a pre-war part single level/lowset dwelling of chamferboard walls and corrugated metal roof construction providing three bedroom, one bathroom accommodation with on-site car parking. The parcel comprises a 405sqm allotment being regular in shape with ancillary improvements of boundary fencing, unsealed driveway and landscaping.	
General Construction	**Circa:**	1940's
	Style:	Detached part single level/lowset dwelling
	Floor:	Timber, concrete slab
	External Cladding:	Chamferboard
	Roof:	Corrugated metal
	Windows:	Aluminium, timber
	Internal Linings:	Plasterboard
Gross Floor Areas	**Living Area:**	91.00m²
	Car Accommodation:	On-site car parking
	Outdoor:	16.00m²
	Other:	N/A
Accommodation Details	Accommodation comprises 3 bedrooms, 1 bathroom, entry, lounge, meals, kitchen, porch, covered patio, laundry (in cupboard). The PC items of the property are described below: Kitchen: 1 bowl stainless steel sink, electric upright stove, built in floor cupboards, pantry, timber benchtops. Bathroom: shower, toilet, vanity unit, mirror. Laundry: single PVC washtub.	
Fixtures and Fittings	Carpeted floors, tiled floors, vinyl floors, window dressings, ceiling fans, reverse cycle air conditioning, linen cupboard, high ceilings, security system.	
Car Accommodation	On-site car parking.	
Ancillary Improvements	Fencing, crushed gravel driveway, minimal landscaping, clothesline, letterbox.	
Condition of Improvements	The dwelling was built prior to 1990 and therefore may contain asbestos products in its construction. At the time of inspection, the exterior of the improvements appeared to be in fair condition overall and the interior appeared to be in fair condition overall. We have inspected the exterior of the property and where possible, the interior of the premises. Our inspection revealed no obvious signs of structural issues other than that stated in this report. Consequently, no liability is assumed for the soundness of the structure. It must be clearly understood that this Report is a valuation Report only and not a structural survey. We have assumed for the purpose of this assessment that no major defects exist, other than those stated in our additional comments, and that the improvements comply with relevant Statutory Authority codes and standards.	

5 Land Particulars

Land Area	[illegible] square metres
Land Description	A regular shaped inside allotment that is at road level and which is relatively level throughout. The parcel at the date of inspection was improved with minimal landscaping and appears adequately drained. Vehicle access is via Marquis Street (one direction only).
Services and Amenities	Connected: Mains electricity, mains water, mains gas, telephone, sealed road, kerb & gutter, mains sewer, cleansing.
Contamination & Environmental Factors	There are no obvious indications that the property would be subjected to contamination or environmental factors. As such our valuation is carried out on the basis that the land does not require any contamination remediation works and is not recorded on the environmental management register maintained under the Environmental Protection Act 1994.
Heritage	The property appears to be unaffected by heritage legislation and it is our opinion it is unlikely to be affected by heritage legislation in the future.
Encroachments	The dwelling appears to be constructed within close proximity of the allotment's side (southern) boundary fence. This valuation has been prepared on the basis that there are no encroachments by or upon the property and this should be confirmed by a current survey report and/or advice from a registered surveyor.
Flooding and/or Landslip	There are no obvious indications that the property would be subjected to flooding or landslip. We have not undertaken any formal investigations or written applications to determine or confirm our assumptions. For the purpose of this valuation we have assumed that the subject is not affected by either landslip or flooding.

4 Locality Characteristics

Location	Located within the Brisbane City suburb of Greenslopes lying approximately 6 kilometres south-east by road from the Brisbane GPO. The subject property is within 2 kilometres of schools, shopping facilities, bus and electric rail transportation.
Surrounding Development	Development within the immediate vicinity comprises a mixture of pre-war and post-war dwellings in both original and renovated condition interspersed with modern residence, varying age residential multi unit developments and commercial premises with average to above average street appeal.


Greenslopes State School

3 Town Planning

Local Authority	Brisbane City Plan 2014
Current Area Classification	The Brisbane City Plan 2014 currently classifies the property as Medium Density Residential Zone. The purpose of the Medium Density Residential Zone is to provide for a range and mix of dwelling types including dwelling houses and multiple dwellings supported by community uses and small-scale non-residential services.
Current Use	The property's existing use is permitted and complies with this zoning.

2 Title Particulars

Real Property Description	Lot [illegible]
Site Identification	The property has been positively identified by cadastral map, street address, site plan, tenant, physical inspection.
Registered Owner	Gnome Growth Pty Ltd
Encumbrances / Restrictions	None disclosed or evident from site inspection and as we have not carried out a title search, please notify valuer if searches reveal otherwise.

1 Introduction

Instructions	We have been instructed by Kelly Townsend to prepare and provide a valuation assessing the market value of the real estate describe herein. The purpose of the valuation is to ascertain the market value of the above mentioned property for Pre-sale Advice as at 2 December 2020. This valuation report has been prepared in accordance with the Australian Property Institute Practice Standards currently in force at the time of valuation. Reliance on this valuation report is permitted only: a. by a party expressly identified by the report as being permitted to rely on it; b. when the given party has received the report directly from JLL; and c. for a purpose expressly identified by the report as being a permitted use of the report.
Goods and Services Tax	This valuation is provided on the basis that the property is input taxed and free of GST. The sale of existing residential properties is input taxed if the properties are predominantly used for residential purposes. Therefore there is no GST payable on the purchase price of a residential property which has been previously sold, unless substantial renovations have been undertaken or the vendor is utilising the property as an enterprise. The valuer is not aware of, or able to comment to, whether GST will or will not apply. Consequently, and consistent with what is considered standard valuation practice, our valuation has been assessed inclusive of any GST if any is payable.
Definition of Market Value	Market value is defined as the best price at which the property being valued might be expected to be sold at the date of valuation assuming that it is: *"The estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."* (Australian and New Zealand Valuation and Property Standards).

Executive Summary

Property Address:	**44 Marquis Street, Greenslopes QLD 4120**
Prepared For:	Kelly Townsend
Instructing Party:	Kelly Townsend
Purpose:	Pre-sale Advice
Instructions:	We have been instructed by Kelly Townsend to prepare and provide a valuation assessing the market value of the real estate described herein.
Real Property Description:	Lot 180 RP 37421
Brief Description:	The property comprises a pre-war part single level/lowset dwelling of chamferboard walls and corrugated metal roof construction providing three bedroom, one bathroom accommodation with on-site car parking. The parcel comprises a 405sqm allotment being regular in shape with ancillary improvements of boundary fencing, unsealed driveway and landscaping.
Occupancy Details:	The property is currently tenanted.
Interest Valued:	Fee Simple vacant possession.
Valuation Statement:	The 'As Is' value is assessed at: **$840,000** **(Eight Hundred and Forty Thousand Dollars)**
Date of Inspection:	2 December 2021
Date of Valuation:	2 December 2021
Valuation Prepared By:	**Adam Sperling** AAPI Certified Practising Valuer API Number: [illegible], QVRB: [illegible]

Liability limited by a scheme approved under Professional Standards Legislation.

Jones Lang LaSalle Advisory Services Pty Ltd
ABN [illegible]
Email: ResValuations.VAQLD@ap.jll.com

This Executive Summary should be read in conjunction with the detailed valuation report and should not be relied upon in isolation.

This valuation is for the use of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of the valuation.

No conflict of interest: We confirm that we do not have any conflict of interest with the parties involved or any other matters in relation to this valuation.

JLL | Achieve Ambitions

Valuation Advisory

Market Value Report prepared for Kelly Townsend

44 Marquis Street
Greenslopes QLD 4120

2 December, 2021

Attention: Kelly Townsend
Reference Number: [illegible]

Assumptions, Conditions and Limitations

Market Movement and Report Expiry

This valuation is current as at the date of valuation only. The value assessed herein may change significantly and unexpectedly over a relatively short period (including as a result of general market movements or factors specific to the particular property). We do not accept liability for losses arising from such subsequent changes in value. Without limiting the generality of the above comment, we do not assume any responsibility or accept any liability where this valuation is relied upon after the expiration of 90 days from the date of the valuation, or such earlier date if you become aware of any factors that have any effect on the valuation.

General Comment

Neither the whole nor any part of this report or any reference thereto may be included in any document, circular or statement without our written approval of the form and the context in which it will appear. Finally and in accordance with our standard practice we must state that this report is for the use only of the party to whom it is addressed and no responsibility is accepted to any third party for the whole or any part of its contents.

Land Area

Unless stated otherwise in this report we advise that we have not searched or been provided with a copy of the Title or Registered Plan/s. Any dimensions or land areas quoted in this report have been obtained from third party information sources and whilst every effort has been made to verify the information we request you make your own enquiries as we do not accept responsibility for any inaccuracy of any information relied upon.

Sales Evidence

The attributes i.e. bedrooms/bathrooms of the sales evidence listed in our report are recorded in available sales databases. As we have not physically inspected the interior of the sales evidence we cannot certify the accuracy of the information.

Environmental

The client acknowledges and recognises that the Valuer is not an expert in identifying environmental hazards and compliance requirements that may or may not affect a property. The Valuer has endeavoured to identify all matters of environmental concern and the effect they might have on the value of the property. However, the Valuer will not be held liable nor responsible for their failure to identify such matters of concern and the impact relating to but not limited to loss of value for site contamination, non-compliance with environmental laws, or costs associated with the cleanup of the property.

Building and Construction

This valuation inspection and report does not constitute a structural survey and is not intended as such. We have carried out an inspection only of the exposed and readily accessible areas of the improvements. Note, the valuer is not a building construction or structural expert and is therefore unable to certify the structural soundness of the improvements. Readers of this report should make their own enquiries. This valuation has been based on the condition of the structural improvements and the property in general as at the inspection date, and if the property has to be sold in circumstances where its condition has deteriorated and/or essential fixtures/fittings removed there is likely to be a significant write down in the asset value when compared to the current assessment. Under these circumstances the valuer will not be responsible for any reduction in value. In regards to the Insurance Replacement Cost estimate, the recipient of this report is advised that the valuer is not a quantity surveyor and has relied upon published building costing guides to arrive at the opinion of the above re-instatement value.

Liability limited by a scheme approved under Professional Standards Legislation

12 Valuation

Direct Comparison Approach Based on our assessment of the sales evidence analysed, we consider the property to have an 'As Is' Market Value as at 2 December 2021 of:

$785,000

(Seven Hundred and Eighty Five Thousand Dollars)

Valuation Prepared By

Adam Sperling
AAPI Certified Practising Valuer
API Number: [illegible], QVRB: [illegible]
www.jll.com.au

Liability limited by a scheme approved under Professional Standards Legislation

Date of Inspection: 2 December 2021
Date of Valuation: 2 December 2021

11 Valuation Methodology

Highest and Best Use

The highest and best use of a property is defined as:

'The use of an asset that maximises its potential and that is physically possible, legally permissible and financially feasible.' (Australian and New Zealand Valuation and Property Standards).

It is considered that the 'highest and best use' of the property is currently being adhered to.

Method of Valuation

The appropriate methodology that has been adopted is the direct comparison approach whereby the property is directly compared to relevant sales of similar properties within the area. Appropriate adjustments are then made for differences in the property itself and such factors as movement in the market and the circumstances of each sale.

Valuation Considerations

In providing our assessment for the subject property, regard has been given to the following relevant factors:

- The location of the property and the surrounding land uses,
- The area of the land, its configuration and topographical features,
- The zoning of the land,
- The availability of utility services,
- The age, construction and condition of the improvements,
- The functional design and utility of the improvements,
- The available comparable sales evidence within reasonable proximity, and
- The general state of the residential real estate market today, with particular regard to the demand which exists for residential premises of this nature within the Greenslopes locality.

10 General Comments

I confirm that the photos attached to this report were taken at the date and time of our inspection.

The property adjoins Juliette Street which only allows traffic to travel in one direction. Vehicle access to the property is restricted to the west bound direction of Juliette Street only.

The property fronts Juliette Street which carries large volumes of traffic and links to Ipswich Road and the Pacific Motorway. The property is located within approximately 35 metres of the South East Busway and approximately 65 metres of the Pacific Motorway. The property is affected by associated traffic flow and road noise. The property also adjoins (side/eastern boundary) a service station.

At the date of inspection the dwelling appeared worn and dated. Rot was noted to the dwelling's external handrails and balustrading. Attention to normal/regular maintenance issues both internally and externally would be beneficial in improving the property's presentation. We also note that water damage was evident to the dwelling's upper level bathroom ceiling, laundry ceiling and under stairs storage area. We have made an allowance of $5,000 to repair this damage. Should the cost of repairing this damage exceed this amount then the valuation report should be returned to the valuer for review and if necessary amendment.

The property is zoned Medium Density Residential under the Brisbane City Council. This zoning allows for higher density development. Any development would be subject to the necessary council approvals. Furthermore, redevelopment of the property would most likely need to occur in conjunction with an adjoining property to optimise the zoning potential.

MARKET COMMENTARY

Since Covid 19 was declared a pandemic on 11 March 2020, the property market across residential sectors and locations have experienced varying degrees of volatility. Market interpretation can be described as having been ambivalent, with reaction ranging from critical negativity, to an almost laissez faire attitude towards potential risks. The range of reactions can be attributed, in part, to the varying locational experiences. One critical constant is that the market reacted with marked uncertainty in most areas during the initial wave and round of lockdowns, which now appears to be moderating with subsequent waves and events.

There are multiple factors that can claim to provide the underlying support and current confidence in the property market and it must be acknowledged that the present market position has only been achieved through Government programs such as jobkeeper/jobseeker support payments and Homebuilder grants, financial institutions offering 'holiday' periods for loan repayments, together with the ongoing low interest rate environment.

The current surge in market activity, resulting in demand exceeding supply (whether this is actual or perceived varies from location to location) and driving up prices, can be considered a consequence of the combined impact of the insulation that these support measures and the low interest rate environment have provided. With the government's underlying support having now been primarily wound back and historically low fixed interest rates already on the rise, the property market returns to 'standing on its own feet' and whilst the short term outlook remains strong, snap lock-downs and further economic shocks remain a risk for the market in the medium term.

Given the likelihood of this ongoing uncertainty, we recommend that the nominated reliant parties of this report regularly seek our property advice and valuation updates. We consider this a necessary precaution, as it is possible for values and marketability to vary within a 90-day period.

9 Market Evidence

Address	Sale Price	Sale Date	Land Area m²
193 Cornwall Street, Greenslopes QLD 4120	**$790,000**	**31 Aug 2021**	**413**
The property comprises a pre-war highset dwelling of chamferboard/weatherboard walls and corrugated metal roof construction reportedly providing two bedroom, one bathroom accommodation with on site car parking. The dwelling's subfloor area comprises storage space. The parcel comprises a [illegible]sqm allotment being regular in shape with ancillary improvements of boundary fencing, unsealed driveway and landscaping. Cornwall Street carries large volumes of consistent traffic. The property is located within an overland flow path and minor flood zone (creek/waterway). **In Comparison to Subject:** Inferior improvements, similar size allotment, slightly superior position, not adjoining a service station, affected by traffic flow/road noise. Overall inferior.			
21 Duke Street, Annerley QLD 4103	**$827,500**	**14 Sep 2021**	**412**
The property comprises a pre-war highset dwelling of chamferboard walls and corrugated metal roof construction reportedly providing three bedroom, one bathroom accommodation with a wrap around verandah and a battened base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a [illegible]sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping. Duke Street carries large volumes of consistent traffic. **In Comparison to Subject:** Inferior improvements, similar size allotment, slightly superior position, not adjoining a service station, affected by traffic flow/road noise. Overall superior.			
23 Duke Street, Annerley QLD 4103	**$850,000**	**20 Sep 2021**	**418**
The property comprises a pre-war highset dwelling of chamferboard/aluminium cladding walls and corrugated metal roof construction reportedly providing four bedroom, one bathroom accommodation with an enclosed base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a [illegible]sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping. Duke Street carries large volumes of consistent traffic. **In Comparison to Subject:** Inferior improvements, larger allotment, slightly superior position, not adjoining a service station, affected by traffic flow/road noise. Overall superior.			


Repairs - Rot to the handrails/balustrading


Repairs - Rot to the handrails/balustrading

8 Photographs of Property


Front Elevation


Kitchen


Bathroom 1


Bathroom 2


Laundry


Rear Yard


Service Station


Repairs - Water damage


Repairs - Water damage


Repairs - Water damage

7 Occupancy Details

The property is currently tenanted.

6 Improvements

General Description	The property comprises a replica pre war part two level dwelling of chamferboard walls and corrugated metal roof construction providing three bedroom, two bathroom accommodation with a covered deck a tandem car garage. The parcel comprises a 405sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping.

General Construction	**Circa:**	2000's
	Style:	Detached part two level dwelling
	Floor:	Timber, concrete slab
	External Cladding:	Chamferboard
	Roof:	Corrugated metal
	Windows:	Timber
	Internal Linings:	Plasterboard, VJ
Gross Floor Areas	**Living Area:**	156.00 m²
	Car Accommodation/Storage:	41.00 m²
	Outdoor:	18.00 m²
	Other:	N/A

Accommodation Details

Accommodation comprises 3 bedrooms, 2 bathrooms, entry, lounge, meals, kitchen, storage under stairs, 1 toilet, porch, covered deck, laundry.

The PC Items of the property are described below:

Kitchen: 1.5 bowl stainless steel sink, gas cooktop, wall oven, rangehood, dishwasher, built in wall and bench cupboards, pantry, laminated benchtops.

Toilet: toilet.

Bathroom 1: shower, toilet, vanity unit, mirror.

Bathroom 2: shower, bath tub, vanity unit, mirror.

Laundry: single PVC washtub.

Fixtures and Fittings

Carpeted floors, tiled floors, polished timber floors, security screens, window dressings, ceiling fans, reverse cycle air conditioning, built in robes, linen cupboard, high ceilings, internal stairs, remote roller door, security system.

Car Accommodation

Tandem car garage/storage space.

Ancillary Improvements

Fencing, stencilled concrete driveway, minimal landscaping, clothesline, letterbox.

Condition of Improvements

At the time of inspection, the exterior of the improvements appeared to be in fair condition overall and the interior appeared to be in fair condition overall.

We have inspected the exterior of the property and where possible, the interior of the premises. Our inspection revealed no obvious signs of structural issues other than that stated in this report. Consequently, no liability is assumed for the soundness of the structure. It must be clearly understood that this Report is a valuation Report only and not a structural survey. We have assumed for the purpose of this assessment that no major defects exist, other than those stated in our additional comments, and that the improvements comply with relevant Statutory Authority codes and standards.

5 Land Particulars

Land Area	[illegible] square metres
Land Description	A regular shaped inside allotment that is at road level and which is relatively level throughout. The parcel at the date of inspection was improved with minimal landscaping and appears adequately drained. Vehicle access is via Juliette Street (one direction only).
Services and Amenities	Connected: Mains electricity, mains water, mains gas, telephone, sealed road, kerb & gutter, mains sewer, cleansing.
Contamination & Environmental Factors	There are no obvious indications that the property would be subjected to contamination or environmental factors. As such our valuation is carried out on the basis that the land does not require any contamination remediation works and is not recorded on the environmental management register maintained under the Environmental Protection Act 1994.
Heritage	The property appears to be unaffected by heritage legislation and it is our opinion it is unlikely to be affected by heritage legislation in the future.
Encroachments	There are no obvious signs of encroachment by or upon the property. Therefore this valuation has been prepared on the basis that there are no encroachments by or upon the property and this should be confirmed by a current survey report and/or advice from a registered surveyor.
Flooding and/or Landslip	There are no obvious indications that the property would be subjected to flooding or landslip. We have not undertaken any formal investigations or written applications to determine or confirm our assumptions. For the purpose of this valuation we have assumed that the subject is not affected by either landslip or flooding.

4 Locality Characteristics

Location	Located within the Brisbane City suburb of Greenslopes lying approximately 6 kilometres south-east by road from the Brisbane GPO. The subject property is within 2 kilometres of schools, shopping facilities, bus and electric rail transportation.
Surrounding Development	Development within the immediate vicinity comprises a mixture of pre-war and post-war dwellings in both original and renovated condition interspersed with modern residence; varying age residential multi unit developments and commercial premises with average to above average street appeal.



Greenslopes Dog Park
Junction Park State School

3 Town Planning

Local Authority	Brisbane City Council
Current Area Classification	The Brisbane City Plan 2014 currently classifies the property as Medium Density Residential Zone The purpose of the Medium Density Residential Zone is to provide for a range and mix of dwelling types including dwelling houses and multiple dwellings supported by community uses and small-scale non-residential services and facilities that cater for local residents.
Current Use	The property's existing use is permitted and complies with this zoning.

2 Title Particulars

Real Property Description	Lot 276 RP 37424
Site Identification	The property has been positively identified by cadastral map, street address, site plan, property manager, physical inspection.
Registered Owner	Rumbro Investments Pty Ltd
Encumbrances / Restrictions	None disclosed or evident from site inspection and as we have not carried out a title search, please notify valuer if searches reveal otherwise.

1 Introduction

Instructions	We have been instructed by Kelly Townsend to prepare and provide a valuation assessing the market value of the real estate describe herein. The purpose of the valuation is to ascertain the market value of the above mentioned property for Pre-sale Advice as at 2 December 2020. This valuation report has been prepared in accordance with the Australian Property Institute Practice Standards currently in force at the time of valuation. Reliance on this valuation report is permitted only: a. by a party expressly identified by the report as being permitted to rely on it; b. when the given party has received the report directly from JLL; and c. for a purpose expressly identified by the report as being a permitted use of the report.
Goods and Services Tax	This valuation is provided on the basis that the property is input taxed and free of GST. The sale of existing residential properties is input taxed if the properties are predominantly used for residential purposes. Therefore there is no GST payable on the purchase price of a residential property which has been previously sold, unless substantial renovations have been undertaken or the vendor is utilising the property as an enterprise. The valuer is not aware of, or able to comment to, whether GST will or will not apply. Consequently, and consistent with what is considered standard valuation practice, our valuation has been assessed inclusive of any GST if any is payable.
Definition of Market Value	Market value is defined as the best price at which the property being valued might be expected to be sold at the date of valuation assuming that it is: *"The estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."* (Australian and New Zealand Valuation and Property Standards).

Executive Summary

Property Address:	**66 Juliette Street, Greenslopes QLD 4120**
Prepared For:	Kelly Townsend
Instructing Party:	Kelly Townsend
Purpose:	Pre-sale Advice
Instructions:	We have been instructed by Kelly Townsend to prepare and provide a valuation assessing the market value of the real estate described herein.
Real Property Description:	Lot 274 RP 37422
Brief Description:	The property comprises a replica pre-war part two-level dwelling of chamferboard walls and corrugated metal roof construction providing three bedroom, two bathroom accommodation with a covered deck & tandem car garage. The parcel comprises a 405sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping.
Occupancy Details:	The property is currently tenanted.
Interest Valued:	Fee Simple vacant possession.
Valuation Statement:	The 'As Is' value is assessed at: **$785,000** **(Seven Hundred and Eighty Five Thousand Dollars)**
Date of Inspection:	2 December 2021
Date of Valuation:	2 December 2021
Valuation Prepared By:	**Adam Sperling** AAPI Certified Practising Valuer API Member: 68090, CVRB: 1140

Liability limited by a scheme approved under Professional Standards Legislation.

Jones Lang LaSalle Advisory Services Pty Ltd
ABN 56 001 283 400
Email: ResValuations.VAQLD@ap.jll.com

This Executive Summary should be read in conjunction with the detailed valuation report and should not be relied upon in isolation.

This valuation is for the use of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of the valuation.

No conflict of interest: We confirm that we do not have any conflict of interest with the parties involved or any other matters in relation to this valuation.

JLL | Achieve Ambitions

Valuation Advisory

Market Value Report prepared for Kelly Townsend

89 Juliette Street
Greenslopes QLD 4120

2 December, 2021

Attention: Kelly Townsend
Reference Number: [illegible]

Assumptions, Conditions and Limitations

Market Movement and Report Expiry

This valuation is current as at the date of valuation only. The value assessed herein may change significantly and unexpectedly over a relatively short period (including as a result of general market movements or factors specific to the particular property). We do not accept liability for losses arising from such subsequent changes in value. Without limiting the generality of the above comment, we do not assume any responsibility or accept any liability where this valuation is relied upon after the expiration of 90 days from the date of the valuation, or such earlier date if you become aware of any factors that have any effect on the valuation.

General Comment

Neither the whole nor any part of this report or any reference thereto may be included in any document, circular or statement without our written approval of the form and the context in which it will appear. Finally and in accordance with our standard practice we must state that this report is for the use only of the party to whom it is addressed and no responsibility is accepted to any third party for the whole or any part of its contents.

Land Area

Unless stated otherwise in this report we advise that we have not searched or been provided with a copy of the Title or Registered Plan/s. Any dimensions or land areas quoted in this report have been obtained from third party information sources and whilst every effort has been made to verify the information we request you make your own enquiries as we do not accept responsibility for any inaccuracy of any information relied upon.

Sales Evidence

The attributes i.e. bedrooms/bathrooms of the sales evidence listed in our report are recorded in available sales databases. As we have not physically inspected the interior of the sales evidence we cannot certify the accuracy of the information.

Environmental

The client acknowledges and recognises that the Valuer is not an expert in identifying environmental hazards and compliance requirements that may or may not affect a property. The Valuer has endeavoured to identify all matters of environmental concern and the effect they might have on the value of the property. However, the Valuer will not be held liable nor responsible for their failure to identify such matters of concern and the impact relating to but not limited to loss of value for site contamination, non-compliance with environmental laws, or costs associated with the cleanup of the property.

Building and Construction

This valuation inspection and report does not constitute a structural survey and is not intended as such. We have carried out an inspection only of the exposed and readily accessible areas of the improvements. Note, the valuer is not a building construction or structural expert and is therefore unable to certify the structural soundness of the improvements. Readers of this report should make their own enquiries. This valuation has been based on the condition of the structural improvements and the property in general as at the inspection date, and if the property has to be sold in circumstances where its condition has deteriorated and/or essential fixtures/fittings removed there is likely to be a significant write down in the asset value when compared to the current assessment. Under these circumstances the valuer will not be responsible for any reduction in value. In regards to the Insurance Replacement Cost estimate, the recipient of this report is advised that the valuer is not a quantity surveyor and has relied upon published building costing guides to arrive at the opinion of the above re-instatement value.

Liability limited by a scheme approved under Professional Standards Legislation

12 Valuation

Direct Comparison Approach Based on our assessment of the sales evidence analysed, we consider the property to have an 'As Is' Market Value as at 2 December 2021 of:

$785,000

(Seven Hundred and Eighty Five Thousand Dollars)

Valuation Prepared By

Adam Sperling
AAPI Certified Practising Valuer
API Number: [illegible], QVRB: 1144
www.jll.com.au

Liability limited by a scheme approved under Professional Standards Legislation

Date of Inspection: 2 December 2021
Date of Valuation: 2 December 2021

11 Valuation Methodology

Highest and Best Use

The highest and best use of a property is defined as:

'The use of an asset that maximises its potential and that is physically possible, legally permissible and financially feasible.' (Australian and New Zealand Valuation and Property Standards).

It is considered that the 'highest and best use' of the property is currently being adhered to.

Method of Valuation

The appropriate methodology that has been adopted is the direct comparison approach whereby the property is directly compared to relevant sales of similar properties within the area. Appropriate adjustments are then made for differences in the property itself and such factors as movement in the market and the circumstances of each sale.

Valuation Considerations

In providing our assessment for the subject property, regard has been given to the following relevant factors:

- The location of the property and the surrounding land uses,
- The area of the land, its configuration and topographical features,
- The zoning of the land,
- The availability of utility services,
- The age, construction and condition of the improvements,
- The functional design and utility of the improvements,
- The available comparable sales evidence within reasonable proximity, and
- The general state of the residential real estate market today, with particular regard to the demand which exists for residential premises of this nature within the Greenslopes locality.

10 General Comments

I confirm that the photos attached to this report were taken at the date and time of our inspection.

The property adjoins Juliette Street which only allows traffic to travel in one direction. Vehicle access to the property is restricted to the west bound direction of Juliette Street only.

The property fronts Juliette Street which carries large volumes of traffic and links to Ipswich Road and the Pacific Motorway. The property is located within approximately 25 metres of the South East Busway and approximately 55 metres of the Pacific Motorway. The property is affected by associated traffic flow and road noise. The property is also located within approximately 10 metres of a service station.

At the date of inspection the dwelling appeared worn and dated. The dwelling's floor coverings were dirty and damaged. The paint to the dwelling's internal linings had begun to peel and flake. Attention to normal/regular maintenance issues both internally and externally would be beneficial in improving the property's presentation. We also note that the external stairs to the dwelling's multi purpose room have been removed which presents a potential safety hazard as the external door leading to these stairs still remains.

The property is zoned Medium Density Residential under the Brisbane City Council. This zoning allows for higher density development. Any development would be subject to the necessary council approvals. Furthermore, redevelopment of the property would most likely need to occur in conjunction with an adjoining property to optimise the zoning potential.

MARKET COMMENTARY

Since Covid 19 was declared a pandemic on 11 March 2020, the property market across residential sectors and locations have experienced varying degrees of volatility. Market interpretation can be described as having been ambivalent, with reaction ranging from critical negativity, to an almost laissez faire attitude towards potential risks. The range of reactions can be attributed, in part, to the varying locational experiences. One critical constant is that the market reacted with marked uncertainty in most areas during the initial wave and round of lockdowns, which now appears to be moderating with subsequent waves and events.

There are multiple factors that can claim to provide the underlying support and current confidence in the property market and it must be acknowledged that the present market position has only been achieved through Government programs such as Jobkeeper/Jobseeker support payments and Homebuilder grants, financial institutions offering 'holiday' periods for loan repayments, together with the ongoing low interest rate environment.

The current surge in market activity, resulting in demand exceeding supply (whether this is actual or perceived varies from location to location) and driving up prices, can be considered a consequence of the combined impact of the insulation that these support measures and the low interest rate environment have provided. With the government's underlying support having now been primarily wound back and historically low fixed interest rates already on the rise, the property market returns to 'standing on its own feet' and whilst the short term outlook remains strong, snap lock-downs and further economic shocks remain a risk for the market in the medium term.

Given the likelihood of this ongoing uncertainty, we recommend that the nominated reliant parties of this report regularly seek our property advice and valuation updates. We consider this a necessary precaution, as it is possible for values and marketability to vary within a 90 day period.

9 Market Evidence

Address	Sale Price	Sale Date	Land Area m²
181 Cornwall Street, Greenslopes QLD 4120	**$790,000**	**21 Aug 2021**	**412**
The property comprises a pre-war highset dwelling of chamferboard/weatherboard walls and corrugated metal roof construction reportedly providing two bedroom, one bathroom accommodation with on site car parking. The dwelling's subfloor area comprises storage space. The parcel comprises a 412sqm allotment being regular in shape with ancillary improvements of boundary fencing, unsealed driveway and landscaping. Cornwall Street carries large volumes of consistent traffic. The property is located within an overland flow path and minor flood zone (creek/waterway). **In Comparison to Subject:** Inferior improvements, similar size allotment, comparable position, affected by traffic flow/road noise. Overall inferior.			
21 Duke Street, Annerley QLD 4103	**$827,500**	**04 Sep 2021**	**412**
The property comprises a pre-war highset dwelling of chamferboard walls and corrugated metal roof construction reportedly providing three bedroom, one bathroom accommodation with a wrap around verandah and a battened base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a 412sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping. Duke Street carries large volumes of consistent traffic. **In Comparison to Subject:** Slightly superior improvements, similar size allotment, slightly superior position, affected by traffic flow/road noise. Overall superior.			
23 Duke Street, Annerley QLD 4103	**$850,000**	**30 Sep 2021**	**410**
The property comprises a pre-war highset dwelling of chamferboard/aluminium cladding walls and corrugated metal roof construction reportedly providing four bedroom, one bathroom accommodation with an enclosed base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a 410sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping. Duke Street carries large volumes of consistent traffic. **In Comparison to Subject:** Slightly superior improvements, larger allotment, slightly superior position, affected by traffic flow/road noise. Overall superior.			

8 Photographs of Property


Front Elevation


Kitchen


Bathroom


Laundry


Rear Elevation


Rear Yard


Repairs - Floor coverings


Repairs - Floor coverings


Repairs - Peeling paint to the internal walls


Repairs - Peeling paint to the internal walls

7 Occupancy Details

The property is currently tenanted.

6 Improvements

General Description	The property comprises a pre-war highset dwelling of chamferboard walls and corrugated metal roof construction providing three bedroom, one bathroom accommodation with an enclosed/battened base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a 405sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping.	
General Construction	**Circa:**	1900's
	Style:	Detached highset dwelling
	Floor:	Timber, concrete slab (subfloor)
	External Cladding:	Chamferboard
	Roof:	Corrugated metal
	Windows:	Timber
	Internal Linings:	Plasterboard, fibre cement, VJ
Gross Floor Areas	**Living Area:**	120.00 m²
	Car Accommodation/Storage:	66.00 m²
	Outdoor:	N/A
	Other:	28.00 m²

Accommodation Details

Accommodation comprises 3 bedrooms, 1 bathroom, entry, lounge, dining, kitchen, multi purpose room, storeroom (other area), 1 toilet, laundry (subfloor).

The PC Items of the property are described below.

Kitchen: 1 bowl stainless steel sink, gas upright stove, built in wall and bench cupboards, pantry, laminated benchtops.

Toilet: toilet.

Bathroom: shower over bathtub, pedestal basin, mirror.

Laundry: double PVC washtub.

Fixtures and Fittings

Carpeted floors, slate floors, cork floors, polished timber floors, window dressings, linen cupboard, high ceilings, security system.

Car Accommodation

Tandem subfloor garage/storage space.

Ancillary Improvements

Fencing, concrete/paved driveway, minimal landscaping, clothesline, letterbox.

Condition of Improvements

The dwelling was built prior to 1946 and therefore may contain asbestos products in its construction.

At the time of inspection, the exterior of the improvements appeared to be in fair condition overall and the interior appeared to be in fair condition overall.

We have inspected the exterior of the property and where possible, the interior of the premises. Our inspection revealed no obvious signs of structural issues other than that stated in this report. Consequently, no liability is assumed for the soundness of the structure. It must be clearly understood that this Report is a valuation Report only and not a structural survey. We have assumed for the purpose of this assessment that no major defects exist, other than those stated in our additional comments, and that the improvements comply with relevant Statutory Authority codes and standards.

5 Land Particulars

Land Area	[illegible] square metres
Land Description	A regular shaped inside allotment that is at road level and which is relatively level throughout. The parcel at the date of inspection was improved with minimal landscaping and appears adequately drained. Vehicle access is via Juliette Street (one direction only).
Services and Amenities	Connected: Mains electricity, mains water, mains gas, telephone, sealed road, kerb & gutter, mains sewer, cleansing.
Contamination & Environmental Factors	There are no obvious indications that the property would be subjected to contamination or environmental factors. As such our valuation is carried out on the basis that the land does not require any contamination remediation works and is not recorded on the environmental management register maintained under the Environmental Protection Act 1994.
Heritage	The property appears to be unaffected by heritage legislation and it is our opinion it is unlikely to be affected by heritage legislation in the future.
Encroachments	The dwelling appears to be constructed within close proximity of the allotment's side (western) boundary fence. This valuation has been prepared on the basis that there are no encroachments by or upon the property and this should be confirmed by a current survey report and/or advice from a registered surveyor.
Flooding and/or Landslip	There are no obvious indications that the property would be subjected to flooding or landslip. We have not undertaken any formal investigations or written applications to determine or confirm our assumptions. For the purpose of this valuation we have assumed that the subject is not affected by either landslip or flooding.

4 Locality Characteristics

Location	Located within the Brisbane City suburb of Greenslopes lying approximately 6 kilometres south-east by road from the Brisbane GPO. The subject property is within 2 kilometres of schools, shopping facilities, bus and electric rail transportation.
Surrounding Development	Development within the immediate vicinity comprises a mixture of pre-war and post-war dwellings in both original and renovated condition interspersed with modern residence, varying age residential multi unit developments and commercial premises with average to above average street appeal.



3 Town Planning

Local Authority	Brisbane City Council
Current Area Classification	The Brisbane City Plan 2014 currently classifies the property as Medium Density Residential Zone. The purpose of the Medium Density Residential Zone is to provide for a range and mix of dwelling types including dwelling houses and multiple dwellings supported by community uses and small-scale non-residential services and facilities that cater for local residents.
Current Use	The property's existing use is permitted and complies with this zoning.

2 Title Particulars

Real Property Description	Lot 276 RP 37424
Site Identification	The property has been positively identified by cadastral map, street address, site plan, property manager, physical inspection.
Registered Owner	Rumbro Investments Pty Ltd
Encumbrances / Restrictions	None disclosed or evident from site inspection and as we have not carried out a title search, please notify valuer if searches reveal otherwise.

1 Introduction

Instructions	We have been instructed by Kelly Townsend to prepare and provide a valuation assessing the market value of the real estate describe herein. The purpose of the valuation is to ascertain the market value of the above mentioned property for Fire-sale Advice as at 2 December 2021. This valuation report has been prepared in accordance with the Australian Property Institute Practice Standards currently in force at the time of valuation. Reliance on this valuation report is permitted only: a. by a party expressly identified by the report as being permitted to rely on it; b. when the given party has received the report directly from JLL; and c. for a purpose expressly identified by the report as being a permitted use of the report.
Goods and Services Tax	This valuation is provided on the basis that the property is input taxed and free of GST. The sale of existing residential properties is input taxed if the properties are predominantly used for residential purposes. Therefore there is no GST payable on the purchase price of a residential property which has been previously sold, unless substantial renovations have been undertaken or the vendor is utilising the property as an enterprise. The valuer is not aware of, or able to comment to, whether GST will or will not apply. Consequently, and consistent with what is considered standard valuation practice, our valuation has been assessed inclusive of any GST if any is payable.
Definition of Market Value	Market value is defined as the best price at which the property being valued might be expected to be sold at the date of valuation assuming that it is: *"The estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's length transaction, after proper marketing and where the parties had each acted knowledgeably, prudently and without compulsion."* (Australian and New Zealand Valuation and Property Standards).

Executive Summary

Property Address:	**67 Juliette Street, Greenslopes QLD 4120**
Prepared For:	Kelly Townsend
Instructing Party:	Kelly Townsend
Purpose:	Pre-sale Advice
Instructions:	We have been instructed by Kelly Townsend to prepare and provide a valuation assessing the market value of the real estate described herein.
Real Property Description:	Lot 275 RP 37423
Brief Description:	The property comprises a pre-war highset dwelling of chamferboard walls and corrugated metal roof construction providing three bedroom, one bathroom accommodation with an enclosed/battened base. The dwelling's subfloor area comprises storage space and a tandem car garage. The parcel comprises a 405sqm allotment being regular in shape with ancillary improvements of boundary fencing, sealed driveway and landscaping.
Occupancy Details:	The property is currently tenanted.
Interest Valued:	Fee Simple vacant possession
Valuation Statement:	The 'As Is' value is assessed at: **$785,000** **(Seven Hundred and Eighty Five Thousand Dollars)**
Date of Inspection:	2 December 2021
Date of Valuation:	2 December 2021
Valuation Prepared By:	**Adam Sperling** AAPI Certified Practising Valuer API Number: 86090, QVRE: 3146

Liability limited by a scheme approved under Professional Standards Legislation.

Jones Lang LaSalle Advisory Services Pty Ltd
ABN 96 008 282 400
Email: ResValuations.VAQLD@ap.jll.com

This Executive Summary should be read in conjunction with the detailed valuation report and should not be relied upon in isolation.

This valuation is for the use of the party to whom it is addressed and for no other purpose. No responsibility is accepted to any third party who may use or rely on the whole or any part of the content of the valuation.

No conflict of interest: We confirm that we do not have any conflict of interest with the parties involved or any other matters in relation to this valuation.

JLL | Achieve Ambitions

Valuation Advisory

Market Value Report prepared for Kelly Townsend

87 Juliette Street
Greenslopes QLD 4120

2 December, 2021

Attention: Kelly Townsend
Reference Number: [illegible]

Signing page

EXECUTED as an agreement.

Executed by **No More Knots Holdings Pty Ltd ACN 656 670 736** in accordance with section 127 of the *Corporations Act 2001*:

Company secretary	Director
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Jentrevorkel Pty Ltd ACN 141 848 311 As Trustee For The KJTT Investment Trust ABN 64 470 474 664** in accordance the KJTT Investment Trust Deed:

DocuSigned by: [signature] 1C3946254425543B...	DocuSigned by: [signature] 1C3946254425543B...
Company secretary	Director
Kelly Renae Townsend	Kelly Renae Townsend
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Kelly Renae Townsend** in the presence of:

DocuSigned by: Mark Harley 020B778971064E0...	DocuSigned by: [signature] 1C3946254425543B...
Signature of Witness	Kelly Renae Townsend
Mark Harley	
Name of Witness (BLOCK LETTERS)	

Signing page

EXECUTED as an agreement.

Executed by **No More Knots Holdings Pty Ltd ACN 656 670 736** in accordance with section 127 of the *Corporations Act 2001*:

Company secretary	SOLE Director
Name of Company secretary (BLOCK LETTERS)	ALI KASA Name of director (BLOCK LETTERS)

Executed by **Jentrevorkel Pty Ltd ACN 141 848 311 As Trustee For The KJTT Investment Trust ABN 64 470 474 664** in accordance the KJTT Investment Trust Deed:

Company secretary	Director
Name of Company secretary (BLOCK LETTERS)	Name of director (BLOCK LETTERS)

Executed by **Kelly Renae Townsend** in the presence of:

DocuSigned by: Grant Titman 24C8249264314C4...

Signature of Witness	Kelly Renae Townsend

Grant Titman

Name of Witness (BLOCK LETTERS)

NO MORE KNOTS HOLDINGS PTY LTD 656 670 736

AND

JENTREVORKEL PTY LTD ACN 141 848 311 AS TRUSTEE FOR THE KJTT INVESTMENT TRUST

AND

KELLY RENAE TOWNSEND

DEED OF VARIATION OF SHARE SALE AGREEMENT

Steindls Lawyers & Notary

Level 6, 9 Beach Road, SURFERS PARADISE QLD 4217
Phone: 07 5570 9500
Fax: 07 5592 2007
Email: law@steindls.com.au
Ref: MJJ:HWW:220228

THIS DEED dated 3rd day of MAY 2022.

BETWEEN **No More Knots Holdings Pty Ltd ACN 656 670 736** of 62 Astor Terrace, Spring Hill QLD 4000 (**Buyer**)

AND **Jentrevorkel Pty Ltd ACN 141 848 311 as trustee for The KJTT Investment Trust** of Level 18, 344 Queen Street, Brisbane QLD 4000 (**Seller**)

AND **Kelly Renae Townsend** of 237 Hulcombe Road, Highvale QLD 4520 (**Guarantor**)

RECITALS

A. The parties entered into a Share Sale Agreement (the **Agreement**) dated 18 March 2022.

B. The parties have agreed to vary the terms of the Agreement in accordance with the terms of this deed.

OPERATIVE PART

1. Interpretation

This deed is governed by the laws of Queensland and the parties submit to the non-exclusive jurisdiction of the courts of that state.

In the interpretation of this deed:

(a) References to legislation or provisions of legislation include changes or re-enactments of the legislation and statutory instruments and regulations issued under the legislation;

(b) Words denoting the singular include the plural and vice versa, words denoting individuals or persons include bodies corporate and vice versa, words denoting one gender include all genders, and references to documents or agreements also mean those documents or agreements as changed, novated or replaced;

(c) Grammatical forms of defined words or phrases have corresponding meanings;

(d) Parties must perform their obligations on the dates and times fixed by reference to the capital city of Queensland;

(e) Reference to an amount of money is a reference to the amount in the lawful currency of the Commonwealth of Australia;

(f) If the day on or by which anything is to be done is a Saturday, a Sunday or a public holiday in the place in which it is to be done, then it must be done on the next business day;

(g) References to a party are intended to bind their executors, administrators and permitted transferees; and

(h) Obligations under this deed affecting more than one party bind them jointly and each of them severally.

2. Operative provisions

(a) The parties agree that the Agreement, a copy of which is attached as a schedule to this deed, is varied with effect from 24 March 2022 as follows:

(i) Clause 1.1 is amended as follows:

(1) The definition of 'Assets' is amended by removing the words "Minimum Cash Balance" in paragraph (a) and replacing them with the words "Working Capital Amount";

(2) The definition of 'Minimum Cash Balance' is deleted;

(3) The definition of 'Working Capital Amount' is amended by removing the words "capital required for the ordinary operation of the business over a fortnightly cycle" and replacing them with the words "$20,000.00 plus the profits or losses for the period of 1 April 2022 to the Completion Date";

(ii) Clause 2.1(a) is amended by inserting the words "to commence on or before 31 March 2022" after the words "acceptable to the Buyer";

(iii) Clause 2.1(b) is amended by inserting the words "to commence on or before 31 March 2022" after the words "acceptable to the Buyer"

(iv) Clause 4.2(a) is deleted;

(v) Clause 4.2(b) is deleted;

(vi) Clause 4.2(g) is amended by removing the word "Completion" and replaced with the words "31 March 2022";

(vii) Insert a new clause after clause 5 and before clause 6 to include the following wording:

"5aa Seller's credit card

On the Determination Date, the Buyer must reimburse the Seller for any purchases and/or expenses charged to the Seller's bank credit card, that are associated with the Companies, for the period from 1 April 2022 to the Completion Date."

(viii) Clause 10.1(a) is amended by removing the words "Completion Date" and replaced with the words "31 March 2022";

(ix) Clause 10.1(b) is amended by removing the words "the Completion Date" and replaced with the words "31 March 2022";

(x) Clause 15.1(a) is amended by removing the words "On or before the Completion Date, the Buyer must make offers to all of the Employees" and replaced with the words "On or before 31 March 2022 the Seller must procure the Employees to each enter into a new employment agreement with the Buyer or a nominee of the Buyer on terms acceptable to the Buyer";

(xi) Clause 15.1(a)(i) is amended by inserting the words "or a nominee of the Buyer" following the word "Buyer" on the third line;

(xii) Clause 15.1(a)(iii) is deleted;

(xiii) Clause 15.1(a)(iv) is amended by removing the word "Completion" and replaced with the words "or before the 31 March 2022";

(xiv) Clause 15.2:

(1) is amended by removing the words "At Completion" and replaced with the words, "On or before the 31 March 2022";

(2) is amended by removing the word "Completion" which appears twice on the second line and replaced with the words "31 March 2022" in both instances where the word appears;

(xv) Clause 15.3 is amended by removing the words "On the Completion Date" and replaced with the words "On or prior to the 31 March 2022";

(xvi) Clause 15.3(a) is amended by removing the words "the Completion Date" located on the fourth line and replaced with the words "31 March 2022";

(xvii) Clause 15.3(b):

(1) is amended by inserting the words "or the Buyer's nominee" following the words "the Seller or Service Entity";

(2) Is amended by removing the words "the Completion Date" and replaced with the words, "31 March 2022";

(xviii) Clause 15.5 is amended by removing the words "as at the Completion Date" and replaced with the words "after 31 March 2022";

(xix) Clause 15.6(a) is amended by removing the words "Completion Date" and replaced with the words "31 March 2022";

(xx) Clause 15.6(b) is amended by removing the words "Completion Date" and replaced with the words "31 March 2022";

(xxi) Clause 15.6(c) is amended by removing the words "Completion Date" and replaced with the words "31 March 2022";

(xxii) Insert a new 15.6(d) to include the following words:

"The Seller's indemnities to the Buyer under this clause 15.6 will continue to apply until the Completion Date in the event that the Buyer suffers, incurs or pays any liability as a result of the negligence of the Seller in the running of the Business for the period of 1 April 2022 to the Completion Date."

(xxiii) Clause 15.7(b) is amended by removing the word "Completion" and replaced with the words "31 March 2022";

(xxiv) Clause 15.8(a) is amended by removing the words "Completion Date" and replaced with the words "31 March 2022";

(xxv) Clause 15.8(a)(ii) is deleted;

(xxvi) Clause 15.8(a)(iii) is amended by removing the word "Completion" and replaced with the words "or before the 31 March 2022";

(xxvii) Clause 15.8(b) is amended by removing the words "Completion Date" and replaced with the words "31 March 2022";

(xxviii) Insert a new clause after clause 15.8 and before clause 16 to include the following wording:

"15.9 Parties' obligations between 1 April 2022 to Completion Date

(a) The Buyer agrees to forego any Claim for payment that they may have in relation to the Seller's use of the Transferring Employees in the Companies, for the period between 1 April 2022 to Completion Date.

(b) The Buyer is entitled to income generated from the Companies for the period between 1 April 2022 to Completion Date (if any), calculated based on the Companies' profits and losses, for the said period."

(xxix) Schedule 3, Warranty 8 – Employees at clause 8.4, is amended by removing the word "Completion" which appears on line 1 and 3 and replaced with the words "31 March 2022" at both instances where it appears; and

(b) All other terms of the contract remain unchanged.

3. Entire agreement

This deed is the entire agreement and understanding between the parties on everything connected with the subject matter of this deed, and supersedes any prior understanding, arrangement, representation or agreements between the parties as to the subject matter contained in this deed.

4. Amendment

An amendment or variation to this deed is not effective unless it is in writing and signed by all the parties.

5. Notices

A notice or other communication to a party must be in writing and delivered to that party or that party's practitioner in one of the following ways:

(a) Delivered personally; or

(b) Posted to their address when it will be treated as having been received on the second business day after posting; or

(c) Sent by email to their email address when it will be treated as received when it enters the recipient's information system.

6. Counterparts and Electronic Signing

6.1 This deed may be executed in any number of counterparts each of which will be an original but such counterparts together will constitute one and the same instrument and the date of the deed will be the date on which it is executed by the last party.

6.2 This deed may be executed by any and all parties by way of electronic signature, and if so, must be considered an original. This deed may be executed and delivered by email and the parties agree that such scanned execution and email delivery must have the same force and effect as delivery of an original document with original signatures, and that each party may use such scanned signatures as evidence of the execution and

delivery of this deed by all parties to the same extent that an original signature could be used.

7. Costs

Each party will pay their own costs in relation to this deed.

SCHEDULE

Execution page

EXECUTED AS A DEED

Executed by **No More Knots Holdings Pty Ltd ACN 656 670 736** in accordance with section 127 of the *Corporations Act 2001*:

Company secretary

ALI KASA
Name of Company secretary (BLOCK LETTERS)

28/04/2022
Date

Director

ALI KASA
Name of director (BLOCK LETTERS)

28/04/2022
Date

Executed by **Jentrevorkel Pty Ltd ACN 141 848 311 As Trustee For The KJTT Investment Trust ABN 64 470 474 664** in accordance the KJTT Investment Trust Deed:

Company secretary

KELLY TOWNSEND
Name of Company secretary (BLOCK LETTERS)

3.05.2022
Date

Director

KELLY TOWNSEND
Name of director (BLOCK LETTERS)

3.05.2022
Date

Executed by **Kelly Renae Townsend** in the presence of:

Signature of Witness

Grant Titman
Name of Witness (BLOCK LETTERS)

3/5/22
Date

Kelly Renae Townsend